UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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MRC GLOBAL INC.

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MRC GLOBAL 100 YEARS 2021 ESTABLISHED IN 1921 2021 Notice of Virtual Annual Meeting of Stockholders & Proxy Statement 2021 Virtual Annual Meeting of Stockholders Online Meeting Only - No Physical Meeting Location

March 24, 2021

Dear Fellow Stockholder:

We are pleased to invite you to the 2021 Annual Meeting of Stockholders that will be conducted virtually on Thursday, May 6, 2021 starting at 10:00 a.m. Houston, Texas time. Stockholders will be able to listen, vote and submit questions from any remote location with internet connectivity. Information on how to participate in this year’s virtual meeting can be found on page 1. A notice of the meeting and a Proxy Statement containing information about the matters to be acted upon are attached to this letter.

Your vote is important to us. Whether or not you plan to attend the meeting, please promptly vote your shares by submitting your proxy by internet or telephone or by completing, signing, dating and returning your Proxy Card or voting instruction form. If you decide to attend the Annual Meeting, you will be able to vote virtually, even if you have previously submitted your proxy.

Thank you for being a stockholder and for the trust and continued interest you have in MRC Global Inc.

Best regards,

/s/ Daniel J. Churay

Daniel J. Churay

Corporate Secretary

Dear Fellow Stockholders,

On behalf of the MRC Global Board of Directors, thank you for your investment in our company. We hope you will be able to join us for our virtual Annual Meeting of Stockholders. Your input will help the Board operate as your advocate and lead our company to a successful future.

In 2021, we are celebrating our 100th year as a company, tracing our roots back to the formation of McJunkin Supply Company in 1921 in West Virginia by Jerry McJunkin and Bernard Wehrle. Since that time, over 120 companies have joined our organization through acquisitions and mergers to form today’s MRC Global, the leading provider of pipe, valves and fittings and other infrastructure products to the global energy industry. We are looking forward to our next 100 years of providing our customers with critical products to serve the world’s energy and industrial infrastructure needs.

As we previously announced in May 2020, Andrew Lane, our CEO, planned to retire by the end of 2021. Our Board conducted a CEO search process to identify and evaluate internal and external candidates to replace Andrew upon his retirement. We completed that process in March 2021 and hired Rob Saltiel to be our new President and CEO. We are excited to have Rob join MRC Global to lead its growth through the company’s next chapter. Rob’s distinguished career in the energy sector includes US and international experience in upstream, downstream and power generation, and he has served as a prior CEO of two public companies. Rob is well suited to serve MRC Global’s existing customers’ businesses and their product needs and to identify and develop new markets and customers as the world transitions its energy infrastructure. We look forward to Rob’s leadership of MRC Global and his contributions to our company.

Andrew Lane is retiring from the company after more than 12 years of dedicated service to the company. The MRC Global board of directors thanks Andrew for his leadership and service. Andrew has led the amazing transformation of our company from the merger of two family-owned, US-focused private companies to today’s global leader in the distribution of pipe, valves and fittings to the energy industry. He led the company through its successful IPO in 2012 and its e-commerce evolution, as well as many acquisitions, to build the company to what it is today. He has also led the company through significant external challenges, including the recent COVID-19 pandemic and its impacts on energy markets. We could not have asked for a steadier hand to lead the company through these volatile times, and we wish Andrew the best in his retirement.

Our company has withstood challenges throughout our 100-year history, including the COVID-19 pandemic and the related extreme downturn in energy markets, which challenged our company,

industry and communities in 2020. Our supply chain and overall business have remained resilient during these significant challenges. We continue to be the leading PVF distribution company in the world. Our well-balanced customer portfolio includes multi-year contracts with the largest energy companies across gas utilities, downstream and industrial, upstream production and midstream pipeline sectors.

As always, in 2020, MRC Global devoted efforts to maintain the safety of its employees as well as visitors at its facilities and offices. As a result of its efforts, MRC Global experienced its best recorded safety performance results in the history of the Company with a TRIR of 0.49 and a LWDR of 0.17.

In 2020, we sought to enhance our generation of revenue through the use of e-commerce and by increasing the sale of our products that help protect our environment for future generations by:

●	continuing to develop our digital commerce platform, MRCGO™, and generating 35% of the Company’s revenue through our e-commerce channels

●	generating 94% (over $739 million) of valve sales from inventory that were “Low-E” valves, which prevent fugitive emissions of methane and other greenhouse gases

In addition, as the world, including many of the Company’s major oil and gas customers, transitions from fossil fuels to fuels with lower carbon emissions, the Company is continuously reviewing its product and customer mix to enable the Company to make this transition in its business model.

MRC Global also focused on generating cash, reducing leverage and maintaining liquidity. Despite the COVID-19 pandemic and resulting oil and gas downturn, in 2020, we:

●	generated $261 million in cash from operations

●	reduced net debt by 49% from $519 million to $264 million

●	ended the year with a leverage ratio of 2.7x

●	reduced SG&A expenses by $113 million, excluding certain items, from 2019

●	optimized our working capital, achieving 17.5% of net working capital to sales, better than our annual stated goal of 20%

●	had strong liquidity of $551 million at the end of 2020, and our term loan does not mature until 2024

●	had adjusted gross profit of 19.7% of sales (see the footnote on page 5 regarding the non-GAAP measure adjusted gross profit)

●	generated positive adjusted EBITDA of $97 million (see the footnote on page 6 regarding the non-GAAP measure adjusted EBITDA)

At the time of our Annual Meeting, we will also have a change in our Board of Directors that I would like to acknowledge. Under our corporate governance guidelines, John Perkins has reached the age of 73 and will retire from the Board after 13 years of dedicated service, and he has not been nominated to stand for re-election. He has been instrumental in creating the foundation for what MRC Global is today. I would like to thank him for his valued contribution to MRC Global and wish him well.

Again, thank you for your investment in MRC Global. I am proud of the progress we made as a company in 2020, and I look forward to working with you to continue that progress in 2021.

Best Regards,

/s/ Rhys J. Best

Rhys J. Best

Chairman of the Board

Notice of 2021 Virtual Annual Meeting of Stockholders

Date and Time

Thursday, May 6, 2021

10:00 a.m. Houston, Texas time

Virtual Only Meeting

No physical meeting location; See Voting Instructions for Stockholders on page 1.

Items to be Voted On

1.	Elect the 7 director nominees named in the accompanying Proxy Statement to serve on the Company’s Board of Directors as directors.

2.	Consider and act upon an advisory approval of a non-binding resolution approving the Company’s named executive officer compensation.

3.	Consider and act upon the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2021.

4.	Act on any other business that may properly come before the Annual Meeting or any reconvened meeting after adjournment.

How to Vote in Advance

Your vote is very important. Even if you intend to be present virtually at the Annual Meeting, please promptly vote in one of the following ways so that your shares may be represented and voted at the Annual Meeting:

Advance Voting Methods

Telephone – You can vote your shares by calling 800.652.VOTE (8683).

Internet – Follow online instructions on your Proxy Card and vote at www.investorvote.com/MRC

Mail - Complete, sign, date and return your proxy card or voting instruction form.

Notice

We mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) on or about March 24, 2021.

MRC Global’s Proxy Statement and 2020 Annual Report for the fiscal year ended December 31, 2020 are available at www.edocumentview.com/MRC.

Who Can Vote

You can vote and attend the virtual Annual Meeting if you were a holder of record of the Company’s common or preferred stock at the close of business on March 12, 2021.

Voting Instructions

If you plan to participate in the Virtual Annual Meeting, please see the instructions on page 1 of the Proxy Statement.

Voting by telephone or internet or by returning your proxy card or voting instruction form in advance of the 2021 Annual Meeting does not deprive you of your right to attend the virtual meeting.

By Order of the Board of Directors,

/s/ Daniel J. Churay

Daniel J. Churay

Executive Vice President – Corporate Affairs,

General Counsel, CHRO and Corporate Secretary

March 24, 2021

MRC Global Inc.

1301 McKinney Street, Suite 2300

Houston, Texas 77010

i	2021 Proxy Statement

ii	2021 Proxy Statement

INSTRUCTIONS FOR THE VIRTUAL ANNUAL MEETING

This year our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location.

How Can I Participate in the Virtual Annual Meeting?

To access the virtual only Annual Meeting please click the Virtual Shareholder Meeting link or type https://www.meetingcenter.io/273109999 into your computer’s browser window. To login to the virtual meeting you have two options: Join as a “Guest” or Join as a “Shareholder.”

●	Join as a “Shareholder”:

Stockholders that desire either or both to ask questions at the Annual Meeting or vote during the Annual Meeting should join as a “Shareholder”. Registered and beneficial stockholders may join as a “Shareholder”. If you join as “Shareholder” you will be required to have a password and a control number. The password for the meeting is MRC2021.

Registered Stockholders: If you were a registered stockholder as of the close of business on the record date for the Annual Meeting, March 12, 2021, and have your control number, you may use this control number. This control number can be found on your proxy card or notice or e-mail that registered stockholders receive. Registered stockholders who have not yet voted or wish to change a vote may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

Beneficial Stockholders: if you hold your shares through an intermediary, such as a bank or broker, you are a beneficial stockholder and must register in advance to attend the Annual Meeting as a “Shareholder”. To register you must submit proof of your proxy power (legal proxy) reflecting your MRC Global Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on Monday, May 3, 2021. You will receive a confirmation email from Computershare of your registration.

By mail:

Requests for beneficial stockholder registration should be directed to Computershare at the following address:

Computershare

462 S. 4th Street

Louisville, Kentucky 40202

OR

By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com. If you do not have your control number, you may not attend or ask questions at the virtual meeting as a “Shareholder”.

The list of our registered stockholders as of the close of business on the record date for the Annual Meeting, March 12, 2021, will be available online for inspection by “Shareholders” during the meeting.

●	Join as a Guest:

Either guests or stockholders may join as a “Guest”. If you join as a “Guest”, you will be required to have a password. The password for the Annual Meeting is MRC2021. Guests and stockholders that join as a “Guest” will be able to listen to the Annual Meeting but will be unable to ask questions, vote shares during the meeting or change previous votes cast prior to the meeting.

1	2021 Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information on the 2020 financial and operating performance of MRC Global Inc. (“MRC Global”, the “Company”, “we”, “us” or “our”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) and can be found on the internet at www.edocumentview.com/MRC.

Time of Virtual Annual Meeting

Thursday, May 6, 2021

10:00 a.m. Houston, Texas time

We will hold a virtual meeting of stockholders. Stockholders may participate virtually by typing https://www.meetingcenter.io/273109999 into your computer’s browser window. Please see Instructions for the Virtual Annual Meeting on page 1.

Voting Matters

Stockholders are being asked to vote on the following matters at the 2021 Annual Meeting of Stockholders:

Item I.	The Election of 7 Director Nominees Identified in this Proxy Statement	Page 22

Board Recommendation: FOR each director

Item II.	Approval, on an Advisory Basis, of the Company’s Named Executive Officer Compensation	Page 66

Board Recommendation: FOR

Item III.	Ratification of the Appointment of Ernst & Young as Independent Auditors for 2021	Page 84

Board Recommendation: FOR

2	2021 Proxy Statement

   Director Nominees

Name	Age at Annual Meeting	Director Since	Professional Background	Independent	Committee Membership and Positions
Rhys J. Best	74	2007	Chairman of the Board of MRC Global Inc., Former Chairman, President and CEO of Lone Star Technologies, Inc.	✓	Chairman of the Board
Deborah G. Adams	60	2017	Former Senior Vice President of Phillips 66	✓	Audit Compensation
Leonard M. Anthony	66	2008	Former President and CEO of WCI Steel, Inc. and former Chief Financial Officer of Dresser-Rand Group, Inc.	✓	Governance (Chair) Audit
Barbara J. Duganier	62	2015	Former Global Chief Strategy Officer of Accenture and former Global Chief Financial Officer of Andersen Worldwide	✓	Audit (Chair) Governance
Dr. Cornelis A. Linse	71	2010	Former Chairman of the Netherlands Commission for Environmental Impact Assessment and former Shell executive	✓	Audit Compensation
Robert J. Saltiel, Jr.	58	2021	President & CEO of MRC Global, Former President & CEO of Key Energy Services Inc. and Atwood Oceanics, Inc.
Robert L. Wood	67	2015	Former Chairman, President and CEO of Chemtura Corporation	✓	Compensation (Chair) Governance
Preferred Stock Designated Director
Henry Cornell	65	2018	Founder and Senior Partner of Cornell Capital LLC and former Vice Chairman of the Merchant Banking Division of Goldman Sachs & Co.	✓

   Key Statistics about our Director Nominees

86% 6 of 7 Director Nominees are independent, including our Chairman of the Board	57% 4 Director Nominees are current or former CEOs	71% 5 Director Nominees currently serve or have served on other public company boards
29% 2 of our Director Nominees are women	43% 3 of 7 Director Nominees are women or ethnically diverse	57% 4 Director Nominees have a tenure of 6 years or less

3	2021 Proxy Statement

Governance Highlights

Our Board of Directors oversees the development and execution of MRC Global’s strategy. Some examples of the robust corporate governance practices and procedures adopted by the Board are listed below.

Board Structure and Governance	✓	Seven of our directors are independent. Each of our non-independent directors hold a substantial investment in the Company.
	✓	Female and minority directors comprise 38% (three of eight) of our nominated or designated directors.
	✓	We have two female directors and one director that is ethnically diverse.
	✓	Each of the Audit, Compensation and Governance Committees is comprised entirely of independent directors.
	✓	All directors attended 100% of meetings of the Board and committees of the Board on which they served.
	✓	The directors regularly hold executive sessions at each Board and committee meeting.
	✓	We have a mandatory retirement policy for directors.
	✓	Annually, we review our committee charters and Corporate Governance Guidelines.
	✓	We have a separate Chairman and CEO.
	✓	Our non-executive Chairman is independent and separate from our CEO.
✓

All directors elected by the common stockholders are elected annually based on a plurality of the votes cast in uncontested elections, with a director resignation policy requiring a letter of resignation from a director if such director receives a greater number of “withhold” votes than “for” votes in his or her election.

	✓	The Board and each committee annually conduct a thorough self- assessment process focused on Board or committee performance, respectively.
	✓	We are committed to Board refreshment. Since 2015, we have added three new independent directors.
	✓	We have active risk oversight by the Board and committees.
	✓	Our Board is actively engaged in overseeing talent and long-term succession planning for senior leadership and directors.

Corporate Responsibility	✓	We have a comprehensive ethics program with standards of business conduct that help guide and promote good governance, responsible business practices and the highest standards of integrity.
	✓	Our Board and our Governance Committee oversee management’s implementation of our environmental, social and governance policies, programs and standards.

Stock Ownership	✓	We have stock ownership guidelines of 5x the annual cash retainer for our non-employee directors.
	✓	We have stock ownership guidelines of 5x base salary for the CEO and 3x base salary for other named executive officers (“NEOs”).
	✓	We prohibit hedging and pledging of our Company securities by directors and executive officers.

4	2021 Proxy Statement

2020 Financial and Operational Highlights

MRC Global is the largest distributor of pipe, valves and fittings (“PVF”) and other infrastructure products and services to the energy industry, based on sales. We provide innovative supply chain solutions and technical product expertise to customers globally through our leading position across each of our diversified end-markets including sectors engaged in:

●	gas utilities (gas utilities and the storage and distribution of oil and gas)

●	downstream and industrial (crude oil refining and petrochemical and chemical processing and general industrials)

●	upstream production (exploration, production and extraction of underground oil and gas)

●	midstream pipeline (gathering and transmission of oil and gas) sectors

Financial and operational highlights from fiscal year 2020 include:

● Reduced net debt by 49% from $519 million to $264 million	● Generated $261 million in cash from operations

● Ended the year with a leverage ratio of 2.7x	● Adjusted gross profit of 19.7% of sales+

● Strong liquidity of $551 million at the end of 2020 and our term loan does not mature until 2024	● Generated positive adjusted EBITDA of $97 million++

● Achieved the best recorded safety results in the Company’s history with a TRIR of 0.49 and a LWDR of 0.17	● Reduced SG&A expenses by $113 million, excluding certain items, from 2019

● Generated 35% of the Company’s revenue in 2020 through MRCGO™ digital platform/e-commerce	● Achieved 17.5% of net working capital to sales

● Celebrating our 100th year as a company	● 94% of 2020 valve sales (over $739 million) from inventory were “Low-E” valves, preventing fugitive emissions of methane and other greenhouse gases

+

Adjusted gross profit is a non-GAAP financial measure. We define adjusted gross profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of our last-in, first-out (“LIFO”) inventory costing methodology. We present adjusted gross profit because we believe it is a useful indicator of our operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. We use adjusted gross profit as a key performance indicator in managing our business. We believe that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted gross profit. See page 32 of our Annual Report on Form 10-K for the year ended December 31, 2020 that has been filed with the SEC for a more detailed reconciliation of adjusted gross profit to gross profit.

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++

Adjusted EBITDA is a non-GAAP financial measure, and we define adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of our LIFO inventory costing methodology. We believe adjusted EBITDA provides investors a helpful measure for comparing our operating performance with the performance of other companies that may have different financing and capital structures or tax rates. We believe it is a useful indicator of our operating performance without regard to items, such as amortization of intangibles, which can vary substantially from company to company depending upon the nature and extent of acquisitions. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. We use adjusted EBITDA as a key performance indicator in managing our business and in incenting executive performance. We believe that net income is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted EBITDA. See page 34 of our Annual Report on Form 10-K for the year ended December 31, 2020 that has been filed with the SEC for a more detailed reconciliation of net income to adjusted EBITDA.

MRC Global’s Decisive Actions in Response to the Pandemic Impact

We have taken decisive actions to adapt our compensation program with market and business conditions.

Like most companies that participate in the broad energy industry, the COVID-19 pandemic dramatically and negatively impacted our business in 2020. As a result, we took a number of steps to reduce our selling, general and administrative (“SG&A”) expenses, including compensation expense, to match the dramatically reduced level of business that we experienced from our end market environment. Actions included (among others):

●	freezing salaries and wages for employees, including NEOs

●	reducing headcount by 597 employees (18.5% of our workforce at the beginning of 2020)

●	closing 27 facilities

●

reducing the target STI (defined below) bonus percentages across our employee population, including the reduction of target bonuses for the NEOs in addition to capping NEO payouts against those target bonuses at 75%

●	reducing our equity compensation to non-management board members by 30% for 2020

●	implementing a company-wide furlough for substantially all employees, including NEOs

For a full list of actions taken to adapt our compensation program with market and business conditions, please see page 40.

As always, MRC Global also focused its efforts on maintaining the safety of its employees as well as visitors at its facilities and offices. As a result of its efforts, in 2020 MRC Global experienced its best recorded safety performance results in the history of the company. MRC Global is an essential provider to the energy industry. Throughout the pandemic, MRC Global has been an essential supplier throughout the world, wherever we work. Our dedicated employees have kept our warehouses and branches in operation throughout the pandemic to enable MRC Global to provide crucial products for our communities’ energy infrastructure. Without the kinds of products that we sell, our customers could not keep their operations safely in business that supply fuels for heating, electricity, transportation and other needs and provide essential products for pharmaceuticals, food supplies, clothing, manufacturing and many, many other uses. To allow our employees the safest working environment possible, we undertook a number of safety measures that are listed on page 41. As a result, MRC Global did not have any events in 2020 at any of its locations that indicate there was likely a spread of COVID-19 at our facilities. We did not have any large cluster of employees out sick in the same time period with

6	2021 Proxy Statement

COVID-19 at any of our locations, we were able to maintain our operations for the benefit of employees, customers and suppliers, and we did not report any recordable events attributed to COVID-19. In addition, MRC Global had the best recorded total recordable incident rate (“TRIR”) and lost work-day rate (“LWDR”) in the Company’s history.

2020 Executive Compensation Highlights

“Pay for Performance” Executive Compensation Strategy

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our NEOs, who are critical to the Company’s long-term success. Our executive compensation strategy is “pay for performance” and is focused on:

●

motivating executive officers to increase the economic value of the Company by strengthening our position as a global market leader in PVF supply and by aggressively pursuing profitable growth both domestically and internationally; and

●	aligning our executive officers’ interests and actions with the interests of our stockholders and key stakeholders.

We provide our executive officers with a compensation package that consists primarily of a base salary, short-term incentive (“STI”) in the form of annual cash payments based upon achievement of certain performance metrics and long-term incentive (“LTI”) in the form of time-vested restricted stock units (“RSUs”) and performance share units (“PSUs”), which pay out based upon achievement of certain performance metrics over a three year performance period.

Our Compensation Committee, which is composed solely of independent directors, believes in a pay for performance philosophy. While our Compensation Committee sets target compensation for the executive officers each year based on market practices and internal considerations, the executive officers’ realized compensation is strongly dependent on the Company’s performance relative to pre-determined and measurable financial metrics and stock price performance.

●	As illustrated in the following graphic, a substantial portion of our target compensation for executive officers is at risk.

●	Under our 2020 STI plan, 75% of NEO performance was based on a Cash Flow from Operations target, 12.5% was based on a TRIR safety target and 12.5% was based on a LWDR safety target.

●

There was no payout relative to each of the performance metrics in the STI plan unless the threshold for payout was achieved for each respective metric (threshold for payout was $100 million for the Cash Flow from Operations metric, below 1.27 for the TRIR safety metric and below 0.41 for the LWDR safety metric). Target payout relative to each of the performance metrics was only paid out when the goal for each respective metric was achieved. Maximum payouts for the 2020 STI plan were originally capped at 50%, but, given the outsized overachievement of the targets in a very difficult year, the cap was raised to 75%, which is still lower than 100% of target.

●

The 2020 LTI equity grant consisted of time-vested RSUs and PSUs for NEOs[1]. Vesting of the PSUs depends on performance based upon the Company’s three-year total shareholder return (“TSR”) relative to companies in the OSX index (described in footnote 2 on page 43) plus NOW, Inc. and achievement of stretch RANCE (described in footnote 3 on page 43) targets. The time-vested RSUs provide retention value, and the value of the units is also tied to performance because it increases or decreases depending on our stock price at vesting. The time-vested RSUs vest ratably over a three-year period.

[1]	As Mr. Braun retired in early 2020, he did not receive an LTI equity grant in 2020.

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Ongoing Target Compensation

The following illustration represents the elements of ongoing target compensation for our NEOs.

Notwithstanding the COVID-19 pandemic, the Company’s results for its safety measures, TRIR and LWDR, were the best recorded results in the Company’s history with TRIR performance with a 61% improvement beyond target and LWDR performance at 59% improvement beyond target.

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Key Features of our Executive Compensation Program

What We Do
✓	We pay for performance – 83% of CEO ongoing pay and 67% of other NEO ongoing pay is at risk, and target total direct compensation is achieved only when performance objectives are achieved.
✓	We set objectives for our annual STI plan that are measurable, determined in advance and aligned with stockholder interests.
✓

Our LTI equity compensation plan is designed to be strongly tied to Company performance. We award PSUs to tie payouts to relative TSR and RANCE. We award RSUs to tie realized value to stock price and to provide retention value.

✓	Beginning in 2021, we have added a 100% cap on PSU payouts based on relative TSR if the Company’s TSR is negative.
✓	We have equity ownership guidelines that provide for significant executive officer equity ownership.
✓

We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence.

✓	We have a fully independent Compensation Committee.
✓	Our Compensation Committee engages a compensation consultant that is independent of management and the Company.
✓	We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis.
✓	We have an annual Say-on-Pay vote.

What We Don’t Do
No guaranteed minimum incentives.
No excise tax gross ups
No re-pricing of stock options or stock appreciation rights permitted without approval from stockholders.
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted.
No pledging of MRC Global securities by executive officers or directors permitted.

We provide additional detail about our executive compensation in our “Compensation Discussion and Analysis”.

SAY-ON-PAY

97% APPROVAL	Stockholders showed strong support of our executive compensation programs, with 97% of the votes cast for the approval of the “say-on-pay” proposal at our 2020 annual meeting of stockholders.

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Environmental and Social Responsibility

Our environmental and social responsibility focus is an integral part of our business and helps us identify goals as we pursue business opportunities and manage our Company’s risk. Our ESG Management Committee is spearheaded by our EVP – Corporate Affairs and is comprised of executives representing various functions within our company including operations, quality, safety, corporate services, marketing, human resources, investor relations and supply chain management leaders. We believe that proper management of environmental, social and governance (“ESG”) factors ultimately leads to greater returns and contributes to more engaged employees, resulting in a more effective organization. The ESG Management Committee identifies and discusses ESG issues material to MRC Global’s business, including our human capital management practices and product offerings. The EVP – Corporate Affairs reports quarterly to our Board of Directors through the Governance Committee and oversees disclosure to investors and stakeholders through our annual ESG Report and filings with the SEC and on our Company’s website. The Governance Committee of the Board is comprised of non-executive directors providing oversight of governance, enterprise risk management and ESG matters. Members of the Governance Committee assist the full Board in its oversight of the Company’s efforts on ESG matters and reports to the Board on a quarterly basis. Environmental and social responsibility highlights for 2020 include:

●	generating over $739 million in valve sales from inventory that were “Low-E” valves which prevent fugitive emissions of methane and other greenhouse gases

●	implementing a new human capital management system that is global in nature to assist the Company in managing our employee initiatives and development

●	paying our hourly employees at least $15 per hour beginning in their first year of employment and in other countries paid prevailing wages for our industry

See “Environmental and Social Responsibility” on page 85 and our 2020 Environmental, Social Responsibility & Governance Report on our website at https://www.mrcglobal.com, by clicking on “Company,” then “Corporate Social Responsibility.”

Deadlines for Submitting Stockholder Proposals for 2022 Annual Meeting of Stockholders

The Corporate Secretary of the Company must receive proposals for inclusion in our Proxy Statement for our 2022 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than November 24, 2021.

The Corporate Secretary of the Company must receive notice of a stockholder nomination for candidates for the Board or any other business to be considered at our 2022 annual meeting of stockholders no earlier than the close of business on January 6, 2022 and no later than the close of business on February 7, 2022. Changes to the date of our annual meeting and the date of the first announcement of such meeting may change these dates, as set forth in our Bylaws and further discussed below.

10	2021 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board”) of MRC Global Inc., a Delaware corporation, for use at our 2021 Virtual Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened meeting after an adjournment or postponement of the Annual Meeting. We will hold the Annual Meeting online only. There will be no physical meeting location. The Annual Meeting will be held on Thursday, May 6, 2021, at 10:00 a.m. Houston, Texas time. Please see Instructions for the Virtual Annual Meeting on page 1.

We have two classes of stock: common stock, $.01 par value per share (“common stock”), and 6.5% Series A Convertible Perpetual Preferred Stock (“preferred stock”, and together with the common stock, “stock”). You are receiving these materials because, at the close of business on March 12, 2021 (the “Record Date”), you owned shares of stock. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting. Each common stockholder will have one vote on each matter for every share of common stock owned on the Record Date. On the Record Date, we had a total of 106,891,450 shares of common stock, of which 24,216,330 shares are held in treasury, resulting in 82,675,120 shares of common stock entitled to vote at the meeting. Any shares held in our treasury on the Record Date are not considered outstanding and will not be voted or considered present at the meeting. Each share of common stock is entitled to one vote. On the Record Date, we had a total of 363,000 shares of preferred stock outstanding entitled to 20,302,009 votes at the Annual Meeting, which number is equal to the number of shares of common stock into which the shares of preferred stock could be converted on the Record Date, rounded to the nearest share. Holders of the common stock and the preferred stock vote (on an as-converted basis) together on all matters as a single class.

How is MRC Global distributing proxy materials? Is MRC Global using the SEC’s “Notice and Access” rule?

Under SEC rules, we are furnishing proxy materials to our stockholders. On or about March 24, 2021, we expect to mail our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials online, and to make the materials available as of that date on www.edocumentview.com/MRC. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained on the Notice about how you may request to receive a copy electronically or in printed form on a one-time or ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.

In addition to this Proxy Statement and Notice, our proxy materials include our 2020 Annual Report (the “Annual Report”) (which includes the Form 10-K).

Copies of the Form 10-K, as well as other periodic filings by the Company with the SEC, are also available on our website at https://www.mrcglobal.com by clicking on “Investor Relations” and “SEC Filings”. The information included in our website is not incorporated herein by reference.

11	2021 Proxy Statement

A copy of the proxy materials, including the Annual Report, will be furnished to you free of charge upon request to our Corporate Secretary or proxy solicitor at, respectively:

MRC Global Inc.

Office of the Corporate Secretary

Fulbright Tower

    1301 McKinney Street, Suite 2300

Houston, Texas 77010

Attention: Daniel J. Churay

Telephone: (713) 655-1005 or

(877) 294-7574

gc@mrcglobal.com

Morrow Sodali LLC 470 West Avenue Stamford, CT 06902 Telephone: (203) 658-9400

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for director and other matters to be voted on at the Annual Meeting. It also:

(i)	explains the voting process and requirements;
(ii)

describes the compensation of our principal executive officer, our principal financial officer and at least our three other most highly compensated officers (collectively referred to as our “named executive officers” or “NEOs”);

(iii)	describes the compensation of our directors; and
(iv)	provides certain other information that SEC rules require.

There are six NEOs, as defined under SEC rules, for 2020.

What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Company Proposals	How may I vote?	How does the Board recommend that I vote?
I. Election of the 7 director nominees named in this Proxy Statement

You may:

(i)  vote FOR the election of all nominees;

(ii)   WITHHOLD authority to vote for all nominees; or

(iii)  vote FOR the election of all nominees except for those nominees with respect to whom your vote is specifically withheld by indicating in the space provided on the proxy.

FOR the election of all 7 director nominees
II. Approve on an advisory basis the Company’s named executive officer compensation	You may vote FOR or AGAINST the non-binding, advisory resolution approving named executive officer compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the approval of a non-binding, advisory resolution approving the Company’s named executive officer compensation
III. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021

You may vote FOR or AGAINST

the ratification of the appointment

of Ernst & Young LLP as our

independent registered accounting firm for 2021, or you may indicate that you wish to ABSTAIN from voting on the matter.

FOR the ratification of Ernst & Young LLP as our registered public accounting firm for 2021

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We are not aware of any matter to be presented at the Annual Meeting that is not included in this Proxy Statement. However, your proxy authorizes the person named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, Computershare Trust Company,

N.A. (“Computershare”), you are a stockholder of record.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name”. Your broker or bank is considered the stockholder of record for purposes of voting at the Annual Meeting. Your broker or bank should provide you with instructions for directing the broker or bank how to vote your shares.

How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote your shares in any one of the following ways:

Vote online at the Virtual Annual Meeting	Vote by calling toll-free 800.652.VOTE (8683)

If you receive a paper copy of the proxy materials, complete, sign, date and return the proxy card or voting instruction form	Vote online at www.investorvote.com/MRC

Unless you or your representative attend and vote online at the Virtual Annual Meeting, the Company must receive your vote, either by telephone, internet, proxy card or voting instruction form by 11:59 p.m., Houston, Texas time on May 5, 2021 to be counted. internet and telephone voting facilities will close at 11:59 p.m., Houston, Texas time on May 5, 2021.

If I hold shares in street name, does my broker need instructions to vote my shares?

Under rules of the New York Stock Exchange (the “NYSE”), if you hold shares of stock in street name and do not submit specific voting instructions to your brokers, banks or other nominees, they generally will have discretion to vote your shares on routine matters such as Proposal III, but will not have the discretion to vote your shares on non-routine matters, such as Proposals I and II. When the broker, bank or other nominee is unable to vote on a proposal because the proposal is not routine, and you do not provide any voting instructions, a broker non-vote occurs and, as a result, your shares will not be voted on these proposals.

Therefore:

●

on the non-routine proposals of election of directors (Proposal I) and approval, on an advisory basis, of a non-binding advisory resolution approving our executive compensation (Proposal II), your broker, bank or nominee will not be able to vote without instruction from you; and

●

on the routine proposal of ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 (Proposal III), your broker, bank or nominee may vote in their discretion without instruction from you.

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How do I vote my shares?

If you are a stockholder of record, you can cast your vote during the online meeting, by calling the toll-free telephone number or by using the internet as described in the instructions included on the Notice. If you receive a paper copy of the proxy materials, you may also vote your shares by completing, signing, dating and returning your proxy card or voting instruction form. Your vote will be cast in accordance with the instructions authorized by telephone or internet or included on a properly signed and dated proxy card or voting instruction form, as applicable. If you are a stockholder of record, you can attend the Virtual Annual Meeting virtually and vote. If you do not vote by telephone or internet, return a signed proxy card or voting instruction form or attend the virtual meeting and vote, no vote will be cast on your behalf.

You are urged to follow the instructions on your Notice, proxy card or voting instruction form to indicate how your vote is to be cast. Please see the Instructions for the Virtual Annual Meeting on page 1 if you wish to attend the virtual meeting.

Pursuant to Section 212(c) of Delaware Law, stockholders may validly grant proxies over the internet. Your internet vote authorizes the proxies designated by the Company to vote your shares in the same manner as if you had returned a proxy card or voting instruction form. To vote over the internet, follow the instructions provided on your Notice. If you hold shares in street name, you are encouraged to contact your bank or broker to obtain and return the appropriate voting instruction form.

What if I return my proxy card or vote by internet or telephone but do not specify how I want to vote?

If you are a stockholder of record and sign and return your proxy card or complete the internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

I.	FOR the election of the 7 director nominees
II.	FOR the approval, on an advisory basis, of a non-binding advisory resolution approving the Company’s named executive officer compensation
III.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021

What can I do if I change my mind after I vote my shares?

Attendance virtually in the Virtual Annual Meeting will not in and of itself constitute revocation of a proxy. Any stockholder of record who authorizes his or her vote by telephone or by internet or executes and returns a proxy card may revoke the proxy before it is voted by:

●	notifying in writing the Corporate Secretary of MRC Global Inc. at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attention: Daniel J. Churay;
●	executing and returning a subsequent proxy;
●

subsequently authorizing the individuals designated by the Company to vote his or her interests by calling the toll-free telephone number or by using the internet by the telephone or internet deadline and as described in the instructions included on his or her Notice; or

●	appearing online and voting at the Annual Meeting.

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or by obtaining a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting.

What shares are included on my proxy card?

You will receive one proxy card for all the shares of MRC Global that you hold as a stockholder of record (in certificate form or in book-entry form). If you hold your shares of MRC Global in street name, you will receive voting instructions for each account you have with a broker or bank.

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How may I obtain instructions on how to attend the Annual Meeting online?

Please see Instructions for the Virtual Annual Meeting on page 1. If you need assistance with these directions, please call us at 713-655-1005 or 877-294-7574 or write us at MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attn: Corporate Secretary.

What is the quorum requirement for the Annual Meeting?

There must be a quorum to take action at the Annual Meeting (other than action to adjourn or postpone the Annual Meeting for lack of a quorum). A quorum will exist at the Annual Meeting if stockholders holding a majority of the voting powers of all of the shares entitled to vote at the Annual Meeting are present virtually or by proxy. Stockholders of record who return a proxy or vote virtually at the Annual Meeting will be considered part of the quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal	Voting Requirement

I.Election of the 7 director nominees named in this Proxy Statement

Each director must be elected by a plurality of the votes cast. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes is expected to tender to the Board the director’s resignation promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject the resignation within 90 days following the certification of election results and publicly disclose its decision.

II.Approve, on an advisory basis, a non-binding advisory resolution approving the Company’s executive officer compensation

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast AGAINST” the approval of the proposal.

III.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Other matters that may properly come before the Annual Meeting may or may not require more than a majority vote under our bylaws, our Amended and Restated Certificate of Incorporation, the laws of Delaware or other applicable laws, depending on the nature of the matter.

Who will count the votes?

A representative of Computershare will act as the inspector of elections and count the votes.

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Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting. We also will disclose the final voting results in a Form 8-K within four business days after the Annual Meeting.

May I propose actions for consideration at the 2022 annual meeting of stockholders?

Yes. For your proposal to be considered for inclusion in our Proxy Statement for the 2022 annual meeting of stockholders, we must receive your written proposal no later than November 24, 2021. If we change the date of the 2022 annual meeting of stockholders by more than 30 days from the anniversary of the date of this year’s Annual Meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with SEC regulations regarding stockholder proposals.

If you wish to raise a proposal (including a director nomination) from the floor during our 2022 annual meeting of stockholders, we must receive a written notice of the proposal no earlier than the close of business on January 6, 2022 and no later than the close of business on February 7, 2022. If our first announcement of the date of the 2022 annual meeting of stockholders is less than 100 days prior to the meeting, then in accordance with the Bylaws, the Corporate Secretary of the Company must receive the notice by the 10th day following the announcement. If the date of the 2022 annual meeting is more than 30 days before or more than 30 days after the anniversary of the date of this year’s Annual Meeting, you must deliver the notice not earlier than the close of business on the 120th day prior to the date of the 2022 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2022 annual meeting. Your submission must contain the additional information that our bylaws require. Proposals should be addressed to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Who is paying for this proxy solicitation?

Our Board is soliciting your proxy. We expect to solicit proxies in person, by telephone or by other electronic means. We have retained Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902 to assist in this solicitation. We expect to pay Morrow Sodali LLC an estimated $7,500 in fees, plus expenses and disbursements.

We will pay the expenses of this proxy solicitation, including the cost of preparing, printing and mailing the Notice, this Proxy Statement and related proxy materials. These expenses may include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxy materials to beneficial owners of MRC Global shares.

Are you “householding” for stockholders sharing the same address?

The SEC has adopted rules that allow a company to deliver a single Notice or set of proxy materials to an address shared by two or more of its stockholders. This method of delivery, known as “householding”, permits us to realize cost savings and reduces the amount of duplicate information stockholders receive. In accordance with notices sent to stockholders sharing a single address, we are sending only one Notice (or, if requested, one set of proxy materials) to that address unless we have received contrary instructions from a stockholder at that address. Any stockholders who object to or wish to begin householding may notify the Corporate Secretary of the Company orally or in writing at the telephone number or address, as applicable, set forth above. We will deliver promptly an individual copy of the Notice and, if requested, proxy materials, to any stockholder who revokes its consent to householding upon our receipt of such revocation.

If you would like to receive a copy of this Proxy Statement and our 2020 Annual Report, we will promptly send you a copy upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-962-4284. You can call the same phone number to notify us that you wish to receive a separate Annual Report or Proxy Statement in the future or to request delivery of a single copy of any materials if you are receiving multiple copies now.

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SECURITY OWNERSHIP

Directors and Executive Owners

The following table shows, as of February 15, 2021, the number of shares of our common stock that each of our directors, each of our named executive officers (NEOs) and all of our executive officers and directors as a group beneficially own.

The rules of the SEC generally determine beneficial ownership, which generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the table names have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of February 15, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unvested restricted stock units (RSUs) and performance share units (PSUs) are not included to the extent they will not definitively vest within 60 days of February 15, 2021. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

As of February 15, 2021, the directors and executive officers beneficially owned 22.7% of our outstanding common stock (assuming conversion of all preferred stock to common stock). The percentage beneficially owned was calculated based on 82,675,120 shares of common stock and preferred stock convertible into 20,302,009 shares of common stock for a total of 102,977,129 shares outstanding on February 15, 2021.

Name	Total Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding	Shares of Unvested Restricted Stock Included in Total	Options Exercisable Included in Total

Andrew R. Lane(1)	1,295,961	1.6%	—	642,909

Kelly D. Youngblood	39,711	*	—	—

Daniel J Churay(2)	243,331	*	—	191,812

Grant Bates(3)	103,941	*	—	56,476

Robert Stein(4)	81,723	*	—	10,651

James Braun(5)	527,976	*	—	332,925

Deborah G. Adams	46,701	*	19,273	—

Leonard M. Anthony	109,147	*	19,273	19,130

Rhys J. Best(6)	169,441	*	34,692	19,130

Henry Cornell(7)	20,356,701	19.8%	19,273	9,415

Barbara Duganier	54,326	*	19,273	—

Dr. Cornelis A. Linse	86,610	*	19,273	19,130

John A. Perkins(8)	174,147	*	19,273	19,130

Robert L. Wood(9)	59,480	*	19,273	—

All directors and executive officers, including retirees, as a group (19 persons)	23,646,536	22.7%

All directors and executive officers, as a group, excluding retirees, as a group (17 persons)	23,036,837	22.1%
*Less than 1%

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(1)	Mr. Lane owns no shares of our common stock directly. Mr. Lane owns his shares and options through a family limited partnership. Mr. Lane retired from the Company effective as of March 14, 2021.

(2)	Mr. Churay owns 550 shares of common stock through an Individual Retirement Account.

(3)	Mr. Bates indirectly owns 1,944 shares of our common stock through ownership by his spouse.

(4)	Mr. Stein indirectly owns 5,555 shares of our common stock through ownership by his spouse. He retired on December 31, 2020.

(5)	Mr. Braun retired on March 1, 2020.

(6)	Mr. Best owns 10,930 shares of our common stock indirectly through his limited liability company.

(7)

Mr. Cornell directly owns 45,267 shares of common stock and indirectly owns 10 shares of common stock held by his minor son. In addition, Mr. Cornell together with Mario Investments LLC, Cornell Capital Special Situations Partners II LP, Cornell Capital GP II LP and Cornell Investment Partners LLC has beneficial ownership of the outstanding Series A Convertible Perpetual Preferred Stock convertible into 20,302,009 shares of common stock. Mr. Cornell is the sole member of Cornell Investment Partners LLC, which is the general partner of Cornell Capital GP II LP, which is the general partner of Cornell Capital Special Situations Partners II LP, which is the sole member of Mario Investments LLC. Refer to “Certain Beneficial Owners” and “Preferred Stock Issuance” for additional details.

(8)	Mr. Perkins is not being re-nominated to stand for re-election and will be retiring from the Board effective May 6, 2021.

(9)	Mr. Wood owns 3,000 shares of our common stock indirectly through Robert Wood TTE.

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Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding preferred stock or common stock as of February 15, 2021, including the business address of each.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Mario Investments LLC(1) c/o Cornell Capital GP II LP 499 Park Avenue, 21st Floor New York, NY 10022	20,302,009	19.7%

AllianceBernstein L.P.(2) 1345 Avenue of the Americas New York, NY 10105	10,661,953	12.9%

FMR LLC(3) 245 Summer Street Boston, MA 02210	9,867,092	11.9%

The Vanguard Group(4) 100 Vanguard Blvd. Malvem, PA 19355	6,582,821	8.0%

BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	5,689,332	6.9%

(1)

On June 12, 2018, Mario Investments LLC, Cornell Capital Special Situations Partners II LP, Cornell Capital GP II LP, Cornell Investment Partners LLC, and Henry Cornell filed a Schedule 13D reporting shared beneficial ownership of 363,000 shares of preferred stock convertible into 20,302,009 shares of common stock on an as converted basis with shared voting and dispositive power.

(2)

Based on the Schedule 13G/A filed with the SEC on February 8, 2021, AllianceBernstein L.P. has sole dispositive power with respect to 10,661,953 shares of common stock and sole voting power with respect to 9,026,455 shares of common stock.

(3)

Based on the Schedule 13G/A filed with the SEC on February 8, 2021, FMR LLC has sole dispositive power with respect to 9,867,092 shares of common stock and sole voting power with respect to 269,919 shares of common stock.

(4)

Based on the Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group has sole dispositive power with respect to 6,445,239 shares of common stock, shared dispositive power with respect to 137,582 shares of common stock and shared voting power with respect to 76,699 shares of common stock.

(5)

Based on the Schedule 13G/A filed with the SEC on January 29, 2021, BlackRock, Inc. has sole dispositive power with respect to 5,689,332 shares of common stock and sole voting power with respect to 5,428,483 shares of common stock.

Preferred Stock Issuance

In June 2015, we filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designations”) creating the Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “preferred stock”), and establishing the designations, preferences, and other rights of the preferred stock. On June 10, 2015, we issued 363,000 shares of preferred stock and received gross proceeds of $363 million. In connection with the issuance, we entered into a shareholders’ agreement (the “Shareholders’ Agreement”) with Mario Investments LLC, the initial

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holder of the preferred stock (the “Initial Holder”). The following description is qualified in its entirety by reference to the full text of the Certificate of Designations and the Shareholders’ Agreement, each of which were filed as exhibits to our Current Report on Form 8-K, which was filed with the U.S. Securities and Exchange Commission on June 11, 2015.

Voting and Other Rights

The preferred stock ranks senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution. The preferred stock has a stated value of $1,000 per share, and holders of the preferred stock are entitled to cumulative dividends payable quarterly in cash at a rate of 6.50% per annum. Holders of the preferred stock are entitled to vote together with the holders of the common stock as a single class, in each case, on an as-converted basis, except when the law requires a separate class vote of the common stockholders. Pursuant to the Shareholders’ Agreement, the Initial Holder and certain related parties if the preferred stock is transferred to those parties (collectively, the “Original Holder’s Group”) are entitled to vote their shares in their discretion. Holders of the preferred stock have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company.

Lapse of Certain Voting Requirements

Prior to June 10, 2020, the Original Holder’s Group agreed to vote their shares in favor of director nominees that the Board nominates. This provision has lapsed, and the Original Holder’s Group is no longer required to vote their shares in favor of director nominees that the Board nominates.

Sunset Provisions

The preferred stock is convertible at the option of the holders of the preferred stock into shares of common stock at an initial conversion rate of 55.9284 shares of common stock for each share of preferred stock, which represents an initial conversion price of $17.88 per share of common stock, subject to adjustment. On or after June 10, 2020, the Company has the option to redeem, in whole but not in part, all the outstanding shares of preferred stock, subject to certain redemption price adjustments on the basis of the date of the conversion. We may elect to convert the preferred stock, in whole but not in part, into the relevant number of shares of common stock if the last reported sale price of the common stock has been at least 150% of the conversion price then in effect for a specified period. The conversion rate is subject to customary anti-dilution and other adjustments.

Board Representation Rights

Pursuant to the Shareholders’ Agreement, for so long as the Original Holder’s Group maintained at least 33% of their original investment (whether in preferred stock or shares of common stock issued upon conversion of the preferred stock), the Original Holder’s Group has the right to appoint a single representative, in a non-voting observer capacity, to attend all meetings of the Board, subject to certain exceptions.

Pursuant to the Certificate of Designations and the Shareholders’ Agreement, on June 10, 2018, the Original Holder’s Group had the right to designate one person to serve as a director on the Board if the Original Holder’s Group maintained at least 33% of their original investment and shares of the preferred stock remained outstanding. The Original Holder’s Group met such requirements and the Company was required to increase the size of the Board to accommodate the appointment of Henry Cornell, as a director designated by the Original Holder’s Group on June 10, 2018. The holders of the preferred stock also have certain Board representation rights if dividends payable on the preferred stock are in arrears for six or more quarterly periods, but in no event may the holders of the preferred stock appoint more than two directors. Also, pursuant to the Shareholders’ Agreement, if no shares of the preferred stock remain outstanding but the Original Holder’s Group maintains at least 33% of their original investment through their shares of common stock received upon conversion of the preferred stock, the Original Holder’s Group may designate one nominee to serve as a director on the Board (the “Investor Designee”), subject to the Investor Designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable law, regulation or stock exchange rules and such other criteria and qualifications the Company maintained that is applicable to all directors as of the date of the issuance of the preferred stock. The Company is required to increase the size of the Board by one director and fill the vacancy with the Investor Designee. Thereafter, the

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Company is required to nominate the Investor Designee for election by the Company’s stockholders and recommend that the Company’s stockholders vote in favor of the election of the Investor Designee.

If for any reason the director that the Original Holder’s Group appointed or designated is no longer serving as a director, the Original Holder’s Group may appoint or designate a new person to fill the vacancy. At such time as the Original Holder’s Group owns less than 33% of their original investment, pursuant to the Shareholders’ Agreement, the rights of the Original Holder’s Group terminate, and the Investor Designee must resign.

Registration Rights

Pursuant to the Shareholders’ Agreement, the Original Holder’s Group has certain registration rights, including customary demand and piggyback registration rights in respect of the shares of preferred stock and any shares of common stock issued upon conversion of the preferred stock.

Preemptive Rights

Pursuant to the Shareholders’ Agreement, for so long as the Original Holder’s Group maintains at least 33% of their original investment (whether in preferred stock or shares of common stock issued upon conversion of the preferred stock), the Company is required to, prior to the issuance of equity securities to a third party (subject to certain exceptions), offer the Original Holder’s Group the right to acquire its pro rata portion of such equity securities.

Lapse of Standstill Obligations

The Original Holders’ Group was subject to certain standstill obligations until June 10, 2020. These obligations have now lapsed, and the standstill obligations are no longer effective.

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PROPOSAL I: ELECTION OF DIRECTORS

The directors of the Company are elected by the stockholders annually. The Board currently consists of 9 members.

Andrew Lane retired as President and CEO of the Company on March 14, 2021 after more than 12 years of dedicated service. In connection with his retirement, he also resigned from the Board. The Board appointed Robert Saltiel to be President and CEO upon Mr. Lane’s retirement. In addition, the Board elected Mr. Saltiel to be a director to fill Mr. Lane’s Board seat until the Annual Meeting and nominated Mr. Saltiel to be a director to stand for election to serve during the 2021-2022 term.

Pursuant to our Corporate Governance Guidelines, John Perkins has reached the age of 73, and thus, under the Company’s Corporate Governance Guidelines, has not been renominated to stand for re-election to the Board. He will continue to serve on the Board until the Annual Meeting, when he will retire after 13 years of dedicated service.

Six of the remaining directors will stand for re-election together with Mr. Saltiel and be elected by holders of our common stock and preferred stock, voting together, and the holder of the Company’s preferred stock designated our eighth director.

Each director’s term of office expires when his or her successor is elected and qualified at the Annual Meeting. At the Annual Meeting, our stockholders will elect the seven directors named below to hold office until the 2022 annual meeting of stockholders (the “2022 Annual Meeting of Stockholders”), or until their successors are elected and qualified, or their earlier retirement, removal or death. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected. If any nominee should be unable or unwilling to stand for election as a director, it is intended that the common stock represented by proxies will be voted for the election of a substitute director that the Board may nominate.

As set forth in the Company’s Certificate of Designations and the Shareholders’ Agreement, the Original Holder’s Group has the right to designate one person to serve as a director on the Board. The Original Holder’s Group designated Henry Cornell to serve as a director on the Board effective June 10, 2018. The Original Holder’s Group, as holders of the preferred stock, have indicated to the Company their intent to continue to designate Mr. Cornell. Because the holders of the preferred stock designate Mr. Cornell, the holders of our common stock will not vote to elect him.

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Knowledge, Skills and Experience of Nominees Plus our Designated Director

The chart below summarizes the number of Board nominees plus the designated director that possess knowledge, skills and experiences covering areas we believe are important to our sustainable success and certain demographic information.

CEO/Former CEO
Former CFO
Financial Acumen/Expert
COO/Operations Leadership
Global/International Exposure/Experience
PVF Industrial Distribution Experience
Customer Experience – Downstream/Midstream/Upstream
Oilfield Services/Equipment Sales Experience
Supplier Experience/Supply Chain
Technology Information Systems
Diversity

Certain Information Regarding Nominees

Set forth below for each individual nominated for election as a director of the Company is biographical information and information regarding the business experience, qualifications and skills of each director nominee, including the information and qualifications that led the Board to conclude that the director nominee is qualified to serve on our Board.

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Position: Chairman Director Since: 2007 Age: 74 Independent

Rhys J. Best

Background. Mr. Best has served as our chairman of the Board since April 2016 when the roles of chairman of the Board and CEO were separated. He was our lead independent director from 2014 until April 2016. Mr. Best has been a director of MRC Global since 2007. From 1999 until June 2004, Mr. Best was chairman, president and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. From June 2004 until United States Steel Corporation acquired Lone Star in June 2007, Mr. Best was chairman and CEO of Lone Star. Mr. Best retired in June 2007. Before joining Lone Star in 1989, Mr. Best held several leadership positions in the banking industry. Mr. Best graduated from the University of North Texas with a bachelor of business administration and earned a masters of business administration from Southern Methodist University.

Other Active Public Company Boards. In addition to serving on our Board, Mr. Best serves on the boards of directors of the following public companies:

	Company	Business	Notes

	Arcosa, Inc. (NYSE: ACA)	manufacture of infrastructure-related products and provision of related services	Serves as non-executive chairman

	Cabot Oil & Gas Corporation (NYSE: COG)	natural gas producer

	Commercial Metals Company (NYSE: CMC)	producer and marketer of scrap metals and metal products	Expects to retire in January 2022 under CMC director guidelines

Experience. Mr. Best has extensive executive and leadership experience in overseeing the production and marketing of pipe and fittings in the oil and natural gas industry. His experience with boards of public companies related to energy and industrial businesses provides our Board with a broad perspective and expertise in the areas of management, strategy and operations, including international operations. In 2014, the National Association of Corporate Directors (“NACD”) named him Director of the Year.

Mr. Best is 74 years old. Pursuant to the Company’s Corporate Governance Guidelines, he was originally scheduled to retire from the Board effective as of the Company’s Annual Meeting of Stockholders held in May 2020. The Company’s president, chief executive officer and a director, Andrew Lane, retired from the Company on March 14, 2021. To provide for a smooth succession in Board leadership, the Board waived the Corporate Governance Guidelines in 2020. Due to Mr. Lane’s retirement and the appointment of Mr. Saltiel as the Company’s new CEO and to allow for a smooth transition of the CEO position as well as Board leadership, the Board has again waived the Corporate Governance Guidelines for a second year to permit Mr. Best to stand for re-election for an additional year to serve through the Company’s 2022 Annual Meeting of Stockholders. Subject to re-election by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders, the Board would then reconsider Mr. Best to serve as Chairman of the Board for an additional year through the 2022 Annual Meeting of Stockholders.

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Director Since: 2017 Age: 60 Board Committees: Audit, Compensation Independent

Deborah G. Adams

Background. From 2014 until 2016, Ms. Adams served on the Executive Leadership Team at Phillips 66 as senior vice president of health, safety and environmental, projects and procurement. From 2008 – 2014, she led the midstream operations of Phillips 66 and ConocoPhillips as the division president of transportation. She has also held various leadership posts including leading the international refining business for ConocoPhillips, serving as general manager of global downstream IT systems and serving on several of ConocoPhillips’ joint venture boards. Ms. Adams currently serves on the board of directors of Austin Industries, a privately-held, employee-owned construction company, which she joined in May 2018. Ms. Adams served her alma mater, Oklahoma State University, as a member of the foundation board of trustees from July 2012 until June 2020 and continues to serve on the foundation board of governors. In 2014, Ms. Adams was inducted into the Oklahoma State University College of Engineering, Architecture and Technology Hall of Fame, and in 2015, the National Diversity Council named Ms. Adams to the list of the Top 50 Most Powerful Women in Oil and Gas.

Other Active Public Company Boards. In addition to serving on our Board, Ms. Adams serves on the boards of directors of the following public companies:

	Company	Business

	Gulfport Energy Corporation (OTC: GPOR)	oil and gas exploration and production

	EnLink Midstream LLC (NYSE: ENLC)	midstream energy services

Experience. Ms. Adams has extensive leadership experience in the midstream and downstream businesses. Her expertise in the procurement function from a customer view and with information systems adds to her qualifications to serve on our Board. Ms. Adams has been designated as a financial expert on our Audit Committee.

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Director Since: 2008 Age: 66 Board Committees: Governance (Chair), Audit Independent

Leonard M. Anthony

Background. Mr. Anthony served as the president and CEO of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony retired in October 2008. He served as an executive vice president and chief financial officer of Dresser-Rand Group, Inc. from April 2005 to August 24, 2007. Mr. Anthony has more than 25 years of financial and operational management experience with various corporations, including oilfield equipment firms and steel producers. He is currently a director of privately-held The NanoSteel Company, an advanced materials company. He was previously a director of Tech Precision Corporation until April 2017. Tech Precision’s subsidiary, Ranor, Inc., provides high precision fabrication and machining. Mr. Anthony earned a bachelor of science in accounting from Pennsylvania State University and a masters of business administration from the Wharton School of the University of Pennsylvania. He also completed the Advanced Management Program (A.M.P.) from Harvard Business School.

Other Active Public Company Boards. None.

Experience. Mr. Anthony has extensive experience at multiple levels of financial control, planning and reporting and risk management for large corporate enterprises. Mr. Anthony has public company leadership experience with oilfield equipment and steel industries, both of which are related to our core customer base and product offerings. He has been designated as a financial expert on our Audit Committee.

Director Since: 2015 Age: 62 Board Committees: Audit (Chair), Governance Independent

Barbara J. Duganier

Background. From 2004 to 2013, Ms. Duganier was a managing director at Accenture, a multinational professional services company that provides services in strategy, consulting, digital technology and operations. She held various leadership and management positions in Accenture’s outsourcing business, including as global chief strategy officer, during which time she consulted for numerous clients in the energy, chemicals, mining and utilities industries. Prior to joining Accenture, Ms. Duganier, a certified public accountant, was an auditor and a consultant at Arthur Andersen, where she became a partner and held various leadership and management roles, including as global chief financial officer of Andersen Worldwide. She earned a B.S.B.A. in accounting from John Carroll University in 1979. Ms. Duganier is a director of privately-held McDermott International, a multinational engineering, procurement and construction company, and privately-held Pattern Energy, a renewable energy company. Ms. Duganier was previously a director of the general partner of Buckeye Partners, L.P., a midstream pipeline operator, and Noble Energy, an oil and natural gas exploration and production company.

Other Active Public Company Boards. In addition to serving on our Board, Ms. Duganier serves on the board of directors of the following public company:

	Company	Business

	Texas Pacific Land Corporation (NYSE: TPL)	land resource management and water services company

Experience. Ms. Duganier’s training and extensive experience as a certified public accountant, her track record of leading large organizations and her business experience both within and outside of the energy industry make her well-qualified to serve on our Board. She has been designated as a financial expert on our Audit Committee. Ms. Duganier earned her CERT Certificate in Cybersecurity Oversight through NACD by completing the Cyber-Risk Oversight Program. In 2020, the NACD named her to the NACD’s Directorship 100.

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Director Since: 2010 Age: 71 Board Committees: Audit, Compensation Independent

Dr. Cornelis A. Linse

Background. Until December 2019, Dr. Linse served as chairman of the Netherlands Commission for Environmental Impact Assessment, which prepares mandatory and voluntary advisory reports for the government on the scope and quality of environmental assessments. From 2010 until his retirement in 2011, Dr. Linse was a non-executive director of Transmark Holdings N.V., a privately-owned energy and oil services group. From February 2007 until January 2010, Dr. Linse was the director of common infrastructure management for Shell International B.V. During this same period, he also served as chairman of the board of Shell Pension Fund—The Netherlands. During his time with Shell, Dr. Linse had significant downstream experience. Prior to that, Dr. Linse held various positions in the oil and gas industry. Dr. Linse is a director of privately-held Newlight Technologies Inc., an advance sustainable materials company. Dr. Linse earned a doctorate degree from Leiden University in 1978.

Other Active Public Company Boards. None.

Experience. Dr. Linse has held various leadership and managerial roles in the oil and gas industry since 1978 and has extensive experience in developing business infrastructure in growing, multinational companies.

Position: President & CEO Director Since: 2021 Age: 58

Robert J. Saltiel, Jr.

Background. Upon Mr. Lane’s retirement, the Board appointed Mr. Saltiel as President and CEO of the Company. Prior to joining the Company, Mr. Saltiel was president and CEO and a member of the board of directors of Key Energy Services, Inc. from 2018 to 2019. Prior to that, Mr. Saltiel was president and CEO and a member of the board of directors of Atwood Oceanics, Inc. from 2009 to 2017. Prior to 2009, Mr. Saltiel held various roles with various industrial and energy companies. Mr. Saltiel earned a bachelor of science degree in chemical engineering from Princeton University and a masters of business administration from Northwestern University’s Kellogg School of Management.

Other Active Public Company Boards. None.

Experience. Mr. Saltiel is uniquely qualified to serve as one of our directors due to his extensive executive and leadership experience in the oil and natural gas industry, including oilfield services, his global experience and his experience leading publicly traded companies.

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Director Since: 2015 Age: 67 Committees: Compensation (Chair), Governance Independent

Robert L. Wood

Background. Mr. Wood is a Partner in the consulting firm The McChrystal Group, specializing in leadership development for business organizations. From 2004 to 2008, Mr. Wood was chairman, president and CEO of Crompton Corporation (which merged with Great Lakes Chemical to become Chemtura Corporation in 2005), a global, specialty chemicals company. He spent 27 years in a variety of sales, marketing and management roles within the Dow Chemical organization and ultimately became the business group president of Thermosets and Dow Automotive Group. In this role, Mr. Wood was named to Dow’s Corporate operating board, which was charged with setting corporate strategy and establishing corporate policies. Prior to that, Mr. Wood was the global vice president of Polyurethanes and global vice president of Engineered Plastics. Mr. Wood is also a member of the board of directors of the U.S. Olympic and Paralympic Committee. He graduated from the University of Michigan with a bachelor of arts in 1976.

Other Active Public Company Boards. In addition to serving on our Board, Mr. Wood serves on the boards of directors of the following public companies:

	Company	Business

	Linde plc (NYSE: LIN)	gas distribution

	Univar Solutions Inc. (NYSE: UNVR)	chemicals distribution

Experience. Mr. Wood has 30 years of global chemical industry experience and insight as well as more than 25 years of public company board experience which makes him well-qualified to serve on our Board.

The Company’s bylaws provide that for a director nominee to be elected, the director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy voting together as a single class with respect to that director nominee’s election at the Annual Meeting.

Abstention and broker non-votes will not be treated as either “WITHHOLD” or “FOR” votes cast for any nominee, and therefore will have no effect on the outcome of Proposal I — Election of Directors. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election is expected to tender to the Board the director’s resignation as a director promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject such resignation within 90 days following the certification of election results and publicly disclose its decision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF OR “FOR ALL” THE ELECTION OF THE ABOVE NOMINEES.

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Director Designated by the Holder of the Company’s Preferred Stock

Director Since: 2018 Age: 65 Independent

Henry Cornell

Background. Mr. Cornell is the founder and senior partner of Cornell Capital LLC, a private investment firm formed in 2013 and previously served as a director of the Company from 2007 until he resigned from the board in 2015. From 1984 until May 2013, Mr. Cornell was employed by Goldman, Sachs & Co., where he was the vice-chairman of Goldman Sachs’ Merchant Banking Division. Mr. Cornell has over 40 years of experience across all aspects of private equity investing in a broad array of industries. He began his career as an attorney with Davis Polk & Wardwell before joining Goldman Sachs’ Investment Banking Division in 1984. He founded Goldman Sachs’ principal investment business in Asia. Under his leadership, Goldman Sachs made numerous landmark investments in the region. Mr. Cornell returned to New York in 2000 as the head of Private Equity Americas and Asia, and as a member of the Global Investment Committee. Mr. Cornell was previously a director of the general partner of Cypress Environmental Partners LLC, a pipeline and water and environmental services company. Mr. Cornell earned a bachelor of arts from Grinnell College in 1976 and a juris doctorate from New York Law School in 1981. Mr. Cornell is a member of the board of trustees of Mt. Sinai Hospital, the Whitney Museum, The Asia Society and the Navy SEAL Foundation and is a member of the Council on Foreign Relations.

Other Active Public Company Boards. None.

Experience. Mr. Cornell brings extensive experience in financial matters relating to both public and private companies. He also has extensive prior experience serving on boards of directors of other significant companies including multi-national companies in the energy industry which has provided him with relevant experience in a variety of industries and on a variety of corporate governance matters. Mr. Cornell’s experience makes him well-qualified to serve as one of our directors.

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CORPORATE GOVERNANCE MATTERS

The primary responsibility of our Board is to foster the long-term success of the Company by promoting the interests of our stockholders. Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, customers, suppliers, business partners, regulatory agencies and other stakeholders.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to help guide and promote our good corporate governance and responsible business practices. The Corporate Governance Guidelines provide a framework for the effective governance of MRC Global as a whole and also address the operation, structure, and practice of the Board and its committees. The Board’s Governance Committee reviews these guidelines at least annually at a minimum. Our Corporate Governance Guidelines can be found on the Company’s website at www.mrcglobal.com.

Strategic Planning

During the year, the Board meets with management to discuss and approve our strategic plans, financial goals, capital spending, potential or existing disruptive forces, innovation and other factors critical to successful performance. The Board also conducts quarterly reviews of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. The Board meets privately with the CEO at least four times per year and meets in executive session without the CEO at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments. The Board and the CEO also annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets at least annually in executive session to assess the CEO’s performance.

The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development. The Company’s CEO, Andrew Lane, retired from the Company on March 14, 2021. To provide for a smooth succession in leadership, the Board formed a CEO Succession Committee, chaired by Mr. Best, and the Board engaged in a search for a new CEO, considering internal and external candidates.

Board Membership and Qualifications

The Board regularly considers the long-term make-up of our Board and how the members of our Board change over time. The entire Board selects nominees for the Board in accordance with the procedures and criteria set forth in our Corporate Governance Guidelines. The Board will also consider director candidates from stockholders that have been properly nominated in accordance with our Corporate Governance Guidelines. The Board will consider these stockholder nominees in the same manner and by the same criteria as Board nominees. The Board strives to maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our stockholders. The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company.

When reviewing director candidates, the Board considers each candidate’s qualifications for membership on the Board, including the enhanced independence, financial literary and financial expertise standards that Audit Committee membership may require and assesses the performance of current directors who are proposed to be renominated to the Board.

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Board Diversity

The Board considers qualified candidates for membership on the Board without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability. While the Board does not have a formal policy on diversity, in assembling our Board, our objective is to have wide diversity in terms of business experiences, functional skills, gender, race, ethnicity and cultural backgrounds. 43% (3 of 7) of our director nominees (which excludes the preferred stock designated director) are women or ethnically diverse. Two of our Board members are women, and we have one director that is a member of a diversity group.

Board Annual Self-Assessment, Orientation and Continuing Education

It is important that the Board and its committees are performing effectively and in the best interests of the Company and its stockholders. The Board and each committee perform an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. The Chair of the Governance Committee leads the Board in its review of the results of the annual self-assessment and takes further action as needed.

During these assessments, the Board reviews the background and qualifications of each of their respective members, as well as an assessment of the Board’s and each of its committees’ composition in light of their respective needs and objectives after considering issues of judgment, diversity, age, skills, background and experience. In addition, the Company provides membership in the NACD to Board members, as well as the opportunity to attend director education programs at other institutions, to assist them in remaining current with exemplary board and committee practices and developments in corporate governance.

Communications with Directors

Any stockholder or other interested person may communicate with our Board, individually or as a group, by contacting our Corporate Secretary or the Chairman of the Board. This contact information is maintained on the Investor Relations tab of our website at www.mrcglobal.com.

The current contact information for either the Corporate Secretary or the Chairman of the Board is as follows and should be addressed to either of their attention, as applicable:

MRC Global Inc.

Fulbright Tower

1301 McKinney Street, Suite 2300

Houston, TX 77010

Communications to directors at this address will be forwarded to the relevant director(s) except for solicitations or other matters not related to MRC Global.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and employees. The Code of Ethics sets forth guidelines for deterring wrongdoing and promoting conduct in accordance with ethical standards. Our Code of Ethics can be found on our Company’s website at www.mrcglobal.com. If we amend or waive provisions of this Code of Ethics, we intend to also disclose the same on our website.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Governance Guidelines require that a majority of our directors be independent. Additionally, all members of the Audit Committee, Compensation Committee and Governance Committee are required to be independent. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the Board must

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affirmatively determine that each independent director has no material relationship with the Company or management. The Board and the Governance Committee broadly considers all relevant facts and circumstances and apply the standards listed in Annex A of the Company’s Corporate Governance Guidelines in making independence determinations.

The Board has determined that each of our directors, other than Mr. Saltiel, qualifies as an independent director within the meaning of Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements that our Board has adopted as set forth in our Corporate Governance Guidelines.

Board Leadership Structure

As our independent, non-executive chairman of the Board, Mr. Best, presides over all meetings of the Board and stockholders, reviews and approves meeting agendas, meeting schedules and other information, acts as a liaison between the outside directors and management, consults on stockholder engagement and governance matters and performs such other duties as the Board requires from time to time. The CEO is responsible for working with the Board in setting the Company’s strategic direction and day-to-day leadership and performance. Having an independent non-executive chairman allows management to deepen its focus on customers, gaining market share, cost control, operational excellence and delivering stockholder value. The Board believes that having an independent, non-executive chairman:

(1)	increases the independent oversight of the Company and enhances the Board’s objective evaluation of our CEO;

(2)	provides our CEO with an experienced sounding board in the Chairman; and

(3)	provides an independent spokesperson for the Company.

Our Compensation, Audit and Governance Committees are currently comprised entirely of independent directors. The Board believes that having an independent, non-executive chairman of the Board and independent Compensation, Audit and Governance Committees provides a structure for strong independent oversight of our management. Each committee chair presides over the chair’s committee meetings and reviews and approves meeting agendas, schedules and other information for the committee. We believe that the Board’s leadership structure, including its independent chair, majority of independent directors, and allocation of oversight responsibilities to appropriate committees, provides effective board-level risk oversight.

Director Attendance at Meetings of the Board, Committees and Annual Meeting of Stockholders

Our Board Members are expected to attend our 2021 Annual Meeting of Stockholders.

All Board members standing for re-election attended our 2020 Annual Meeting of Stockholders. During 2020, the Board held 11 meetings. All directors attended 100% of the aggregate of the total number of meetings of the Board and meetings of the committees of the Board on which the person served.

The directors of the Board meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least four executive sessions per year. During the sessions, the chairman presides.

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The Board’s Role in the Oversight of Risk Management

The Board, as a whole, is responsible for overseeing our risk exposure as part of determining a business strategy that generates long-term stockholder value. The Board shapes our enterprise-wide risk policies, desire for risk taking and acceptable risk tolerance levels that provide the foundation for our overall business strategy. The Board recognizes that risk mitigation not only preserves value, but, when managed appropriately, can create value and opportunity for the Company.

The Board recognizes that purposeful and appropriate risk-taking in certain areas is important for the Company to be competitive and to achieve our long-term goals. Accordingly, the Board has established an enterprise risk management (“ERM”) framework through which it regularly identifies key risks that face the Company and carefully considers our appetite for each risk. This ERM framework is designed to identify, assess, prioritize, address, manage, monitor and communicate risks across the Company’s operations and foster a corporate culture of integrity and risk awareness.

As part of the Company’s strategic planning process, the Company maintains a Risk Management Committee that assists the Board in identifying key risks. Our Risk Management Committee is comprised of the following members of our management:

●	CEO

●	executive vice presidents

●	senior vice presidents

●	vice president – human resources

●	vice president – tax

●	vice president and global operations controller

●	vice president and chief information officer

●	vice president, global shared services and treasurer
●	assistant general counsel and assistant secretary

●	assistant general counsel and compliance officer

●	executive director – risk management

●	executive director – investor relations

●	director of information security

●	financial reporting manager

The principal responsibilities of the Risk Management Committee are to review, assess and monitor any material risks or exposures associated with the conduct of our business, our corporate culture, the internal risk management processes or systems implemented to identify, mitigate, monitor or manage these risks or exposures and the Company’s policies and procedures for risk management.

Consistent with this approach, one of the Board’s primary responsibilities is overseeing and interacting with senior management with respect to key aspects of the Company’s business, including risk assessment, monitoring, managing and risk mitigation of the Company’s top risks. Our Board meets with senior management at regular Board meetings and, if necessary, at other times to discuss the strategy and success in addressing our identified key risks and any potential disruptive forces along with any other risks that we may face.

In addition to the foregoing, the Board has tasked designated committees of the Board to assist with the oversight of certain categories of risk management, and the committees report to the Board

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regularly on these matters. All committees play significant roles in carrying out the risk oversight function that typically focuses in their areas of expertise. In general, the committees oversee the following risks:

●

Audit Committee: reviews and assesses the guidelines and policies governing the Company’s financial and accounting risk management and oversight processes and assists with the Board’s oversight of financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.

●

Compensation Committee: reviews the Company’s employee compensation policies and practices to assess whether such policies and practices encourage long-term focus, support the retention and development of executive talent and discourage excessive risk-taking behavior.

●

Governance Committee: reviews and assesses enterprise risks that may be applicable to the Company from time to time, including (among others) risks from cyber incidents, reputational risks and the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2020 that we filed with the SEC.

Although these committees assist the full Board with risk oversight, ultimately the full Board oversees the Company’s enterprise risk management and our corporate culture with regular presentation and discussion.

In addition, throughout the year, the Board and the relevant committees receive updates from management with respect to various enterprise risk management issues, including (among others) safety, cybersecurity, company culture, ESG and other matters, and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail. The Company’s senior management engages with and reports to the Company’s Board and the relevant committees on a regular basis to address high-priority risks.

The Company believes that the Board’s leadership structure supports the risk oversight function of the Board by providing for open communication between management and the Board. In addition, strong independent directors chair the various committees involved in assisting with risk oversight, and all directors are involved in the risk oversight function.

Board Oversight of Cybersecurity and Information Security Risk

Our Board appreciates the importance of maintaining the confidence and trust of our customers, suppliers and employees. As part of the Board’s role as independent oversight of the key risks facing our Company, the Board devotes regular and thorough attention to our data, information technology (“IT”) systems and their development (including the Company’s e-commerce strategy and its implementation) and protection of our data and IT systems, including business resilience, compliance, cybersecurity and information security risk.

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The Board oversees the organization’s approach to IT and cybersecurity staffing, policies, processes, and practices to gauge and address the risks associated with our data and IT systems’ protection. The Board has tasked the Governance Committee with leading and assisting the full Board in its oversight of the Company’s efforts with respect to overseeing risks associated with the Company’s data and IT systems, including the implementation of the Company’s e-commerce digitization strategy. Our Governance Committee receives regular presentations and reports throughout the year on MRC Global’s cybersecurity threats, audits and exercises to determine the sufficiency of defenses

Cybersecurity Governance Highlights

✓   Risk and posture reporting to our Board and Governance and Audit Committees in response to key developments

✓   Cross-functional approach to addressing cybersecurity risk, with legal, risk, finance, information technology, human resources, and corporate audit functions participating in key topics

✓   Global presence, with technical operations coverage and visibility against cybersecurity threats, training and resilience and metrics. At least twice in the past year, the Governance Committee has engaged with our director of information security on cybersecurity and information security risks and industry trends.

Our Governance Committee and Risk Management Committee reviews cybersecurity, digitization and information security risks. The Risk Management Committee has established a Data and Cybersecurity Council which takes steps to understand and mitigate information security risks by completing regular reviews and approvals of our information security program.

Our Company has a team of information security employees and vendors who monitor and respond to security incidents, maintain oversight of third parties, and guide the business in disaster recovery and resiliency planning for cybersecurity risks. Each of our employees receives education and multi-media reminders on responsible information security practices through our security awareness program.

See page 17 of our Annual Report on Form 10-K for the year ended December 31, 2020 that has been filed with the SEC for detailed information on cybersecurity risks related to our business.

Director Retirements

Under our Corporate Governance Guidelines, our retirement age for directors is 73. Upon reaching the age of 73, our directors complete their existing term but do not stand for re-election unless the Board requests a director to serve for an additional period and waives the retirement age requirement. Pursuant to this provision, John Perkins, who has reached the age of 73, has not been nominated for re-election at the 2021 Annual Meeting, and he will retire from the Board.

Andrew Lane retired as President and CEO of the Company on March 14, 2021 after more than 12 years of dedicated service. In connection with his retirement, he also resigned from the Board. The Board appointed Robert Saltiel to be President and CEO upon Mr. Lane’s retirement. In addition, the Board elected Mr. Saltiel to be a director to fill Mr. Lane’s Board seat until the Annual Meeting and nominated Mr. Saltiel to be a director to stand for election to serve during the 2021-2022 term.

Mr. Best is 74 years old. Pursuant to the Company’s Corporate Governance Guidelines, he was originally scheduled to retire from the Board effective as of the Company’s Annual Meeting of Stockholders held in May 2020. To provide for a smooth succession in Board leadership, the Board waived the Corporate Governance Guidelines in 2020. Due to Mr. Lane’s retirement and the appointment of Mr. Saltiel as the Company’s new CEO and to allow for a smooth transition of the CEO position as well as Board leadership, the Board has again waived the Corporate Governance Guidelines for a second year to permit Mr. Best to stand for re-election for an additional year to serve through the Company’s 2022 Annual Meeting of Stockholders. Subject to re-election by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders, the Board would then reconsider Mr. Best to serve as Chairman of the Board for an additional year through the 2022 Annual Meeting of Stockholders.

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Information on Standing Committees of the Board

The Company currently has three standing Board committees: an Audit Committee, a Compensation Committee, and a Governance Committee. Each committee’s functions are described in detail in its respective charter, which is available on the Company’s website at www.mrcglobal.com.

Audit Committee

The Audit Committee met eight times during 2020. As described in its charter, the Audit Committee’s primary duties and responsibilities are to assist Board oversight of:

Chair: Barbara J. Duganier Members: Deborah G. Adams Leonard M. Anthony Dr. Cornelis A. Linse Independent: 4 Financial Experts: 3

O  the integrity of the Company’s financial statements

O  the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes and systems of internal controls for financial reporting

O  the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose

O  the independence, qualifications, engagement, compensation and performance of the Company’s independent auditor and other accounting and auditing firms that provide attestation services

O  performance of the Company’s internal audit function

O  the review of significant financial statement, control and compliance risks

O  other financial accounting firms that provide attestation services

O  related party transactions

O  the application of the Company’s codes of business conduct and ethics as established by management and the Board

Compensation Committee

The Compensation Committee met four times during 2020. As described in its charter, the Compensation Committee’s primary functions include:

Chair: Robert L. Wood Members: Deborah G. Adams Dr. Cornelis A. Linse John A. Perkins Independent: 4

O  establishing policies and periodically determining matters involving executive compensation

O  recommending changes in employee benefit programs

O  granting or recommending the grant of stock options, stock and other long-term incentive awards

O  assessing risk in compensation programs

O  providing counsel regarding key personnel selection

O  overseeing executive development and succession

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Governance Committee

The Governance Committee met four times during 2020. As described in its charter, the Governance Committee’s primary functions include:

Chair: Leonard M. Anthony Members: Barbara J. Duganier John A. Perkins Robert L. Wood Independent: 4

O  identifying individuals qualified to become members of the Board consistent with any criteria the Board approves from time to time

O  recommending to the Board director candidates for election at the annual meetings of stockholders or to fill vacancies pursuant to the bylaws

O  recommending to the Board director nominees for each Board committee

O  developing, annually reviewing and recommending to the Board a set of corporate governance guidelines for the Company

O  assisting the Board in assessing the independence of the members of the Board

O  leading the Board and other Board committees in their annual evaluation process

O  assisting the Board in evaluating any proposed changes to the Company’s charter, bylaws, or other governance issues

O  overseeing the Company’s enterprise risk management framework, policies and procedures, including (among other things) assisting the full Board with its oversight of cyber security

O  overseeing the Company’s efforts on environmental, social and governance matters

No Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Non-Employee Director Compensation Table

As compensation for their services on the Board, we paid each non-employee director an annual cash retainer of $75,000. We paid the chair of the Audit Committee an additional annual cash retainer of $25,000, the chair of the Compensation Committee $20,000, and the chair of the Governance Committee $15,000. Each committee member (other than the chairs) received a $2,000 annual retainer for each committee membership. For all, retainers were paid on a pro-rata basis based on the time of service. The Company also granted restricted stock awards to each non-employee director. The number of shares of which pursuant to the Director Compensation Plan is determined by dividing $125,000, or in the case of the non-executive chairman $225,000, by the 20-day volume weighted average price (“VWAP”) as of the date immediately preceding the grant date. As one of our actions to adapt our compensation program to address market and business conditions arising from the COVID-19 pandemic, the Board voted to implement a 30% reduction of their restricted stock awards for 2020. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

In 2020, the Board created a CEO Succession Committee comprised of Deborah Adams, Rhys Best, Barbara Duganier and Henry Cornell to assist the Board with the identification and evaluation of CEO candidates. Each CEO Succession Committee member received $5,000 per quarter served.

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Our non-employee director compensation program is intended to be competitive to attract qualified directors to join our board and to align directors with stockholders’ interests. To that end, we annually benchmark our director compensation program against the same peer group used for executive compensation benchmarking (as described in “Compensation Discussion and Analysis”). We also design the program so that the majority of a director’s compensation is in the form of Company stock.

Total Director Compensation for 2020 (includes the Directors’ 30% reduction in restricted stock awards)

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)

Deborah G. Adams(2)	94,000	88,463	182,463

Leonard M. Anthony	92,000	88,463	180,463

Rhys J. Best(2)	90,000	159,236	249,236

Henry Cornell(2)	85,000	88,463	173,463

Barbara Duganier(2)	117,000	88,463	205,463

Craig Ketchum(3)	26,374	—	26,374

Dr. Cornelis A. Linse	79,000	88,463	167,463

John A. Perkins	79,000	88,463	167,463

H. B. Wehrle, III(3)	26,374	—	26,374

Robert L. Wood	97,000	88,463	185,463

(1)	Grants awarded on May 7, 2020. The fair value of all stock awards was $4.59 per share, which was greater than the 20-day VWAP of $4.54 as of the date immediately preceding the grant date.

(2)	Includes CEO Succession Committee fees received at $5,000 per quarter served.

(3)	Messrs. Ketchum and Wehrle retired from the Board effective May 7, 2020. The fees paid include a prorated second quarter payment.

The following table indicates the aggregate number of shares of our common stock subject to outstanding option and unvested stock awards that our non-employee directors held as of December 31, 2020:

Name	Stock Options (#)	Stock Awards (#)

Deborah G. Adams	—	19,273

Leonard M. Anthony	19,130	19,273

Rhys J. Best	19,130	34,692

Henry Cornell	9,415	19,273

Barbara J. Duganier	—	19,273

Dr. Cornelis A. Linse	19,130	19,273

John A. Perkins	19,130	19,273

Robert L. Wood	—	19,273

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and design of MRC Global’s compensation program for our 2020 named executive officers (NEOs), who are as follows:

Name of Executive Officer	Position (as of December 31, 2020)

Andrew R. Lane*	President and Chief Executive Officer (CEO)

Kelly Youngblood*	Executive Vice President and Chief Financial Officer (“CFO”)

Daniel J. Churay	Executive Vice President – Corporate Affairs, Chief Human Resources Officer, General Counsel and Corporate Secretary (“CHRO/GC”)

Grant R. Bates	Senior Vice President – Strategy, Corporate Development & E – Commerce (“SVP – Strategy”)

James E. Braun*	Retired Executive Vice President and Chief Financial Officer

Robert W. Stein*	Retired Senior Vice President – Business Development (“SVP – BD”)

*Mr. Braun retired on March 1, 2020, Mr. Stein retired on December 31, 2020, and Mr. Lane retired on March 14, 2021. Mr. Youngblood joined the Company in November 2019 but began his service as CFO upon Mr. Braun’s retirement.

Executive Summary

MRC Global is the largest distributor of pipe, valves and fittings (“PVF”) and other infrastructure products and services to the energy industry, based on sales. We provide innovative supply chain solutions and technical product expertise to customers globally through our leading position across each of our diversified end-markets including sectors engaged in:

●	gas utilities (gas utilities and the storage and distribution of oil and gas)

●	downstream and industrial (crude oil refining and petrochemical and chemical processing and general industrials)

●	upstream production (exploration, production and extraction of underground oil and gas)

●	midstream pipeline (gathering and transmission of oil and gas)

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our NEOs, who are critical to the Company’s long-term success. Our executive compensation strategy is “pay for performance” and is focused on:

●

motivating executive officers to increase the economic value of the Company by strengthening our position as a global market leader in PVF supply and by aggressively pursuing profitable growth both domestically and internationally; and

●	aligning our executive officers’ interests and actions with the interests of our stockholders and key stakeholders.

We provide our executive officers with a compensation package that consists primarily of a base salary, short-term incentive (STI) in the form of annual cash payments based upon achievement of

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certain performance metrics and long-term incentive (LTI) in the form of time-vested restricted stock units (RSUs) and performance share units (PSUs), which pay out based upon achievement of certain performance metrics over a three year performance period.

We have taken decisive actions to adapt our compensation program with market and business conditions.

Like most companies that participate in the broad energy industry, the COVID-19 pandemic dramatically and negatively impacted our business in 2020. Demand for oil and gas was drastically reduced as countries implemented various levels of lock downs in response to the pandemic. In addition, the Organization of Petroleum Countries plus Russia (“OPEC+”) maintained supply levels of oil and gas above demand levels. Oil and gas commodity prices decreased, causing our customers to experience reduced revenue levels. This caused our customers to reduce their operating and capital expenditures for our products, which negatively impacted our revenue and profitability. As a result, we took a number of steps to reduce our selling, general and administrative (“SG&A”) expenses, including compensation expense, to match the dramatically reduced level of business that we experienced from our end market environment.

These steps included the following:

●	We generally froze salaries and wages for employees, including NEOs.

●

We generally froze hiring, and we reduced our headcount by 597 employees, or 18.5% of our workforce at the beginning of 2020. This was done through a combination of attrition, voluntary retirements through a voluntary termination incentive plan and involuntary reductions in force.

●	We closed 27 facilities, with resulting headcount reductions.

●	We dramatically reduced our contingent labor, consisting of certain temporary employees and contractors.

●

Our target STI bonuses are expressed as a percentage of an employee’s salary. We reduced the target STI bonus percentages across our employee population, including the reduction of target bonuses for the NEOs in addition to capping payouts for NEOs at 75% of those reduced targets.

●	We reduced our equity compensation to non-management Board members by 30% for 2020.

●	For 2021, we reduced the size of long-term incentive (LTI) equity award grants for management as a percentage of salary, including for NEOs.

●	We suspended our defined contribution match in our U.S. 401(k) plan and in a similar plan in Canada in the second half of 2020.

●

We implemented a company-wide furlough for substantially all employees, including the NEOs, in the second half of 2020. The furlough was an unpaid day off every two weeks, which had the impact of reducing salaries and wages by approximately 10%.

●	We substantially reduced overtime hours for U.S. hourly employees.

As our revenue decreased from $3.662 billion in 2019 to $2.560 billion in 2020, a 30% reduction, in addition to a reduction of SG&A expenses, including compensation expenses, MRC Global focused on generating cash, reducing leverage and maintaining liquidity. In 2020, MRC Global:

●	generated $261 million in cash from operations

●	reduced net debt by 49% from $519 million to $264 million

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●	ended the year with a leverage ratio of 2.7x

●	achieved year end 2020 liquidity of $551 million

●	generated positive adjusted EBITDA[1] of $97 million

As always, MRC Global also focused its efforts on maintaining the safety of its employees as well as visitors at its facilities and offices. As a result of its efforts, in 2020 MRC Global experienced its best safety performance results in the history of the Company. MRC Global is an essential provider to the energy industry. Throughout the pandemic, MRC Global has been an essential supplier throughout the world, wherever we work. Our dedicated employees have kept our warehouses and branches in operation throughout the pandemic to enable MRC Global to provide crucial products for our communities’ energy infrastructure. Without the kinds of products that we sell, our customers could not keep their operations safely in business that supply fuels for heating, electricity, transportation and other needs and provide essential products for pharmaceuticals, food supplies, clothing, manufacturing and many, many other uses. To allow our employees the safest working environment possible, we took the following measures (among others):

●	Office employees worked virtually from home, and we have slowly allowed them to return to work at reduced capacity subject to local requirements.

●	We arranged for our equipment to be redeployed to our office employees at home to enable them to work there.

●	We implemented temperature checks and health screens at all facilities and offices before entering.

●	We required masks at all facilities and offices.

●	We maintained social distancing in all operations, including in breakrooms, rest rooms and lobbies in addition to usual workstations and offices.

●	We instituted deep cleanings where employees worked.

●	We reduced visitors to only necessary visitors such as truck drivers making deliveries.

●	We limited the number of employees allowed in any one conference room.

●	We created a COVID “newsroom” on our intranet with guidance for all our employees.

●	We provided required training for COVID safety measures to all our employees.

●	We monitored and followed any stricter requirements by local authorities and countries where we operate. In many cases, our requirements were stricter than local requirements.

●	We provided our frontline workers with bonus pay during the beginning months of the pandemic.

●	We created contact tracing protocols that our safety and human resources professionals use if an employee becomes sick.

●	We have encouraged frequent hand washing.

●	We required exposed employees to self-isolate until the earlier of 14 days or receiving a negative COVID test.

●	We severely limited travel to only necessary travel needed to deliver products or provide required service.

●	We have discussed safety protocols and requirements with warehouse employees at pre-shift tool talks.

[1]	See footnote on page 6 regarding the non-GAAP measure, adjusted EBITDA.

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As a result of these efforts, MRC Global did not have any events in 2020 at any of its locations that indicate there was likely a spread of COVID-19 at our facilities. We did not have any large cluster of employees out sick in the same time period with COVID-19 at any of our locations, we were able to maintain our operations for the benefit of employees, customers and suppliers, and we did not report any recordable events attributed to COVID-19.

Our compensation programs are designed to align management’s incentives with shareholder objectives with 83% of CEO ongoing pay and an average of 67% of the ongoing pay of our other NEOs at risk.

Short-Term Incentive Actions. Our short-term incentive (STI) plan is an annual cash incentive plan. For 2020, our plan was initially designed to be based on the primary drivers for shareholder value as they existed when the year began. Since 2012, 70% or more of the STI bonus has been based on adjusted EBITDA as a primary driver of shareholder value. Secondary measures have included cash from operations, revenue, net income attributable to common stockholders and key performance indicator objectives such as safety measures. In 2020, the initial measures and targets for the NEOs were based 75% on adjusted EBITDA and 25% on annual diluted earnings per share.

In light of the changes in environment that the pandemic and energy downturn created, our Board was concerned that different measures than those initially chosen would better align executive performance with the new market conditions for the benefit of stockholders. The Board decided to modify the Company’s 2020 STI plan for its executive team, including the NEOs1. The Board believes the modified measures and targets are better aligned as drivers of shareholder value for 2020 given the drastic changes in the Company’s markets and business environment.

As part of the modification, the Board capped any potential payout for executive officers, including the NEOs, to a maximum potential payout of 50% of each participating executive officer’s STI target amount for 2020. This cap was ultimately increased to 75% by the Compensation Committee of the Board due to the strong overachievement of targets as discussed below. Under the revised plan, the CEO and each other executive officer’s STI bonus was based 75% on the full year 2020 cash flow from operations and 25% on full year 2020 safety measures. For the full year cash flow from operations measure, the maximum target was set at $200 million. Given the dramatic downturn in business, the Board determined that the generation of cash flow from operations to release working capital, reduce debt and increase liquidity was in the best interest of stockholders. For the full year safety measure, half was based upon achieving a total recordable incident rate (TRIR) of less than 1.27, and half was based upon achieving a lost workday rate (LWDR) of less than 0.41. A payout for these safety measures and targets reflected performance that was an improvement over 2019 performance. The Board determined that safety measures were appropriate to align executive incentives with the need to implement additional safety measures for the COVID-19 pandemic. As discussed below, the Company far overachieved these targets by generating $261 million in cash flow from operations and the Company’s best recorded safety performance in its history. As a result, the Compensation Committee of the Board increased the maximum potential payout of each participating executive officer’s STI target amount to 75%, which remained below 100% of target but provided recognition for the outperformance.

[1]	Mr. Braun did not participate in the 2020 STI plan as he retired in early 2020.

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Long-Term Incentive Actions. In addition to the STI plan, our executives, including the NEOs, participate in our long-term incentive (LTI) plan. Our LTI plan is strongly tied to Company performance. We award 50% of our LTI in the form of performance share units (PSUs) that pay out:

●	half based on three-year total shareholder return (TSR) performance relative to companies in the OSX index[2] as well as our direct competitor, NOW Inc., and

●	half based on three-year RANCE[3] performance compared to long-term targets that the Compensation Committee sets based on the Company’s annual 3-year strategic plan.

We award the other 50% of our LTI in the form of restricted stock units (RSUs) to tie realized value to stock price and to provide retention value.

We have continued this PSU design because we believe it aligns well with stockholders’ objectives. The most recent results of the performance metrics for our PSUs are for the 2018 PSU grants that vested at the end of the 2018-2020 performance period. The payouts pursuant to the 2018 PSU grants reflect this alignment. For these grants, the TSR component of the PSU paid out at 100%, as MRC Global’s TSR was at the 50th percentile of performance for OSX Index4, and the RANCE component paid out at 0%, as the Company fell well below its RANCE target in the 2018-2020 performance period given the dramatic market downturn. This resulted in an overall payout of the 2018 PSU grants at 50%. In 2019, 2020 and 2021, the Company awarded new RSUs and PSUs to its executive officers, including the NEOs but excluding the CEO in 2021. For the 2021 PSUs, a new provision was added that if the Company’s actual TSR for the 2021-2023 performance period is negative, there can be no more than a 100% payout of that component even if the Company’s relative TSR compared would pay out more.

CEO Retirement. After discussion at a meeting of the Board in May 2020, Andrew Lane and the Board announced a plan for Mr. Lane to retire as President and CEO effective December 31, 2021. Mr. Lane was also to resign from the Board on that date. In connection with the retirement plan, the Board approved, and the Company entered into, a Third Amendment to Employment Agreement with Mr. Lane (the “Third Amendment”).

To incentivize Mr. Lane to remain with the Company through his planned retirement date, to provide for a smooth CEO transition and to compensate Mr. Lane to lead the Company through current difficult market conditions, the Third Amendment provided Mr. Lane with a one-time grant of 600,000 RSUs vesting on December 31, 2021 with a grant date fair value of $3,390,000. In light of this grant, Mr. Lane did not receive his normal 2021 LTI annual equity grant or any other long-term awards. This grant essentially provided Mr. Lane with incentives over the remaining 18 months of his expected service at the time of grant, from June 2020 until December 2021 with $1,130,000 of the grant date fair value relating to the last six months of 2020, and $2,260,000 relating to Mr. Lane’s expected service in 2021. Viewed in this light, Mr. Lane’s 2020 total compensation that would have been reflected in the Summary Compensation Table was $6,176,273 rather than $8,436,273, and the remaining grant value of $2,260,000 that relates to 2021 is 48% less that his average grant date fair value of $4,314,952 for the more normalized years of 2018 and 2019. Shortly after the announcement of Mr. Lane’s retirement plan, the Board formed a CEO Succession Committee to assist the Board in evaluating both internal and external candidates for a new CEO, and in March 2021 named Robert Saltiel as the Company’s new President and CEO. The Board believes these actions have prepared the path for a smooth leadership transition for the Company.

[2]

Philadelphia Oil Service Sector Index (or its successor index or, if the Philadelphia Oil Service Sector Index is discontinued, a comparable index or group of companies that the Compensation Committee determines is an appropriate comparator group) (the “OSX index”).

[3]

Return on average net capital employed (“RANCE”) is calculated as cumulative net income plus tax effected interest expense plus preferred stock dividend over the three-year period, divided by average net capital employed for the three-year period, which quotient is then divided by three.

[4]	For the 2018-2020 performance period, our competitor, NOW, Inc., had not yet been added to the comparison group of companies for the TSR comparison.

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Company Performance. We believe that we have a strong management team and employee base that has consistently delivered positive results versus its peers even in a challenging environment. The actions being taken to reduce operating costs and a continued focus on our long-term business strategy will position us well for future growth and success. We believe that our compensation actions in 2020 allowed us to address a very difficult operating environment and position us for an eventual recovery as the world addresses the COVID-19 pandemic and the world economy recovers.

The following graphs illustrate the Company’s 2020 performance compared to the last five years.

See the footnote on page 6 regarding the non-GAAP measure, adjusted EBITDA. For more details on 2020 Company financial performance, please see our Annual Report on Form 10-K filed with the SEC.

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2020 Company Performance Highlights

In addition to the above, MRC Global sought to enhance our generation of revenue through the use of

e-commerce and by increasing the sales of our products that help protect our environment for future generations. In 2020, we:

●	continued to develop our digital commerce platform, MRCGO™, and generated 35% of the Company’s revenue through our e-commerce channels

●	generated 94% (over $739 million) of valve sales from inventory that were “Low-E” valves, which prevent fugitive emissions of methane and other greenhouse gases

In 2021, we are celebrating our 100th year as a company, tracing our roots back to the formation of McJunkin Supply Company in 1921 in West Virginia by Jerry McJunkin and Bernard Wehrle. Since that time, over 120 companies have joined our organization through acquisitions and mergers to form today’s MRC Global, the leading provider of pipe, vales and fittings and other infrastructure products to the global energy industry. We are looking forward to our next

100 years providing our customers with critical products to serve the world’s energy and industrial infrastructure needs.

[1]	See footnote on page 6 regarding the non-GAAP measure adjusted EBITDA.

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Overview of the Company’s Executive Compensation Design

In addition to base salary, our 2020 executive compensation was comprised of STI annual cash incentives and LTI equity awards as well as certain benefits and perquisites. Consistent with our pay-for-performance philosophy, the table below summarizes how performance in 2020 impacted pay in 2020.

Compensation Element	STI	LTI (Equity Awards)

What was the plan designed to achieve?	Motivate executive officers to achieve the Company’s annual financial and operational goals, which in turn are designed to achieve long-term profitability and value for stockholders.	Motivate executive officers to increase share price and long-term economic value of the Company.

What were the performance measures?	Achievement of target Cash Flow from Operations of $200 million, TRIR safety performance of less than 1.27 and LWDR safety performance of less than 0.41.	For 2020 PSU grants, three-year (2020-2022) TSR performance relative to companies in the OSX index plus NOW, Inc. and three-year (2020-2022) RANCE against a defined target

How did we perform?	2020 Cash Flow from Operations was $261 million (131% of target), TRIR safety performance was 0.49 (61% improvement beyond target) and LWDR safety performance was 0.17 (59% improvement beyond target).

Performance for the 2019 and 2020 PSU grants are still to be determined since the three-year measurement period has not been completed.

The 2018 PSU grant for the 2018-2020 performance period vested in February 2021. 2018-2020 TSR performance was in the 50th percentile relative to companies in the OSX index, and 2018-2020 RANCE performance was -1.72%.

How did performance impact compensation?	Our NEOs[1] achieved more than 100% of target for all the measures. Because of this, the Compensation Committee raised the payout cap from 50% to 75% of each NEO’s annual incentive target payout.	For the 2018 PSU grant, the relative TSR component paid out at 100% of target, and the RANCE component paid out at 0% of target. Thus, on a combined basis the NEOs[2] earned 50% of the target shares upon vesting.

[1]	Mr. Braun did not participate in the 2020 STI plan, as he retired early in 2020.
[2]	Mr. Braun’s payout was prorated for his time of service during the performance period for the 2018 and 2019 PSU grants. Mr. Braun did not receive a 2020 PSU grant as he retired early in the year.

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Pay for Performance Program

Our Compensation Committee, which is composed solely of independent directors, believes in a pay for performance philosophy. While our Compensation Committee sets target compensation for the executive officers each year based on market practices and internal considerations, the executive officers’ realized compensation is strongly dependent on the Company’s performance relative to pre-determined and measurable financial metrics and stock price performance.

●	As illustrated in the following graphic, a substantial portion of the 2020 target compensation for executive officers was at risk.

●	Under our 2020 STI plan, 75% of NEO performance was based on a Cash Flow from Operations target, 12.5% was based on a TRIR safety target and 12.5% was based on a LWDR safety target.

●

There was no payout relative to each of the performance metrics in the STI plan unless the threshold for payout was achieved for each respective metric (threshold for payout was $100 million for the Cash Flow from Operations metric, below 1.27 for the TRIR safety metric and below 0.41 for the LWDR safety metric). Target payout relative to each of the performance metrics was only paid out when the goal for each respective metric was achieved. Maximum payouts for the 2020 STI plan were capped at 50%, which was later raised to 75% due to overachievement of all of the stated metrics.

●

The 2020 LTI equity grant consisted of time-vested RSUs and PSUs for NEOs[1]. Vesting of the PSUs depends on performance based upon the Company’s three-year TSR relative to companies in the OSX index plus NOW, Inc. and achievement of stretch RANCE targets. The time-vested RSUs provide retention value, and the value of the units is also tied to performance because it increases or decreases depending on our stock price at vesting. The time-vested RSUs vest ratably over a three-year period.

Ongoing Target Compensation

[1]	As Mr. Braun retired in early 2020, he did not receive an LTI equity grant in 2020.

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Key Features of our Executive Compensation Program

What We Do

✓	We pay for performance – 83% of CEO ongoing pay and 67% of other NEO ongoing pay is at risk, and target total direct compensation is achieved only when performance objectives are achieved.

✓	We set objectives for our annual STI plan that are measurable, determined in advance and aligned with stockholder interests.

✓	Our LTI equity compensation plan is designed to be strongly tied to Company performance. We award PSUs to tie payouts to relative TSR and RANCE. We award RSUs to tie realized value to stock price and to provide retention value.

✓	Beginning in 2021, we have added a 100% cap on PSU payouts based on relative TSR if the Company’s TSR is negative.

✓	We have equity ownership guidelines that provide for significant executive officer equity ownership.

✓	We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence.

✓	We have a fully independent Compensation Committee.

✓	Our Compensation Committee engages a compensation consultant that is independent of management and the Company.

✓	We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis.

✓	We have an annual Say-on-Pay vote.

What We Don’t Do
No guaranteed minimum incentives.
No excise tax gross ups.
No re-pricing of stock options or stock appreciation rights permitted without approval from stockholders.
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted.
No pledging of MRC Global securities by executive officers or directors permitted.

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97% of the votes cast on our 2020 say-on-pay proposal were in favor of our executive compensation program and policies

Stockholder Engagement

We have a long history since our initial public offering in 2012 of engaging with current and prospective stockholders. In 2020, we had interactions with investors in the following ways:

●	Quarterly earnings calls
●	Investor conferences and events, many attended virtually
●	One-on-one investor discussions, many conducted virtually
●	Investor non-deal road shows, many conducted virtually
●	Annual stockholders meeting, held virtually
●	Our website
●	Press releases
●	Our SEC filings
●	Participation in various evaluations, ratings and rankings, such as the Carbon Disclosure Project (CDP) sponsored by CDP Global, an international non-profit organization, Sustainalytics, ISS and MSCI.

During these discussions, some investors have engaged with us regarding our executive compensation, and investors have been supportive of our compensation practices with 97% of votes cast approving our 2020 Say-On-Pay proposal. We have also had discussions with investment managers, sell-side analysts and governance analysts.

Participants in the Compensation Process

Role of the Compensation Committee

The Compensation Committee establishes policies and has decision-making authority with respect to compensation matters for executive officers (other than the CEO), including determination of the compensation and benefits and LTI grants. With respect to the CEO, the Compensation Committee recommends compensation decisions, including the grant of LTI compensation, to the full Board which then makes decisions regarding CEO compensation.

Pursuant to the Compensation Committee’s charter, its duties include:

●

To review and recommend to the Board, the annual salary, bonus and LTI awards and other compensation, incentives and benefits, direct and indirect, of the CEO, and to review and determine such compensation, incentives and benefits of the other executive officers. With respect to the CEO, the full Board makes decisions regarding CEO compensation, taking into account (among other things) the Compensation Committee’s recommendations;

●

To review and approve corporate goals and objectives relevant to compensation of the CEO and the other executive officers, to evaluate the CEO’s and the other executive officers’ performance in light of those goals and objectives on an annual basis and (either separately or together with other independent directors as the Board directs) to recommend to the Board the CEO’s and other executive officers’ compensation level based on this evaluation;

●

To review and authorize or recommend to the Board to authorize, as the case may be, the Company to enter into, amend or terminate any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with the CEO and other executive officers of the Company (and at the option of the Compensation Committee, other officers and employees of the Company);

●	To periodically review and consider the competitiveness of the Company’s executive compensation;

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●

To review new executive compensation programs, review on a periodic basis the operation of the Company’s existing executive compensation programs to determine whether they integrate appropriately and to establish and periodically review policies for the administration of executive compensation programs;

●

To review, amend, modify or adopt proposals relating to the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans and any other benefit plans, programs or arrangements that the Company or any of its subsidiaries sponsors or maintains;

●	To approve the overall structure of annual compensation and incentive plans with respect to employees of the Company and its subsidiaries on an annual basis;

●	To oversee executive development and succession;

●	To assess risks in compensation programs; and

●	To at least annually, conduct a review of compensation for non-employee directors and to determine or make recommendations to the Board.

Role of Compensation Consultant

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or terminate compensation consultants and engage other advisors. Since 2010, the Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant specializing in executive compensation, to formulate a report and make recommendations to the Compensation Committee regarding executive and director compensation based on peer group, other market data, industry trends and current practices. In 2020, the Compensation Committee paid $104,000 to Meridian for its services.

The Compensation Committee evaluated the SEC’s and NYSE’s six independence factors to determine that the service Meridian provided to the Compensation Committee was free of any actual or perceived conflicts of interest. Meridian does not provide any other services to the Company or its executive management team.

Role of Executive Officers

Our CEO and our CHRO/GC (who leads our human resources organization) provide support and information as the Compensation Committee requests. They make quarterly presentations to the Compensation Committee with respect to issues and developments regarding compensation and our compensation programs. They develop current and historical summary compensation data (including each element of compensation) for our executive officers and provide this data on a regular basis to the Compensation Committee.

Our CEO provides the Compensation Committee with an evaluation of the annual performance of each of the executive officers that report to the CEO and makes preliminary recommendations for base salary and incentive target levels for them. Recommendations for base salary, annual performance, incentive target levels and incentive payouts for the CEO are left entirely to the Compensation Committee’s discretion.

The Compensation Committee then determines appropriate changes in compensation for the upcoming year. Each year, the Compensation Committee approves the executive officers’ annual STI awards (expressed in each case as a percentage of base salary) and the performance metrics and goals for annual STI awards that the Company would pay in respect of performance during the year. The Compensation Committee makes decisions with respect to LTI equity-based compensation awards that the Company grants to our executive officers. With respect to CEO compensation decisions, the Compensation Committee makes its recommendations to the entire Board for final approval.

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Peer Group

In July 2019, the Compensation Committee reviewed our compensation peer group and decided to continue with the existing peer group in 2020, except that the Compensation Committee removed Bristow Group, which had entered into bankruptcy, and replaced it with oilfield service company, Apergy.

These peers were chosen as distributors or sellers of industrial or energy products of a similar character to those that we sell, as companies that have similar distribution or energy product business models to our business model or as companies that serve similar end markets as we do. We compete for talent with these peer companies as well as other companies not in the peer group. We also took into account revenue, enterprise value, market capitalization and assets of our peer companies when selecting our peers. We excluded from our peers distributors that do not sell products in our oil and gas end markets such as distributors of swimming pool supplies, roofing materials, office supplies and dental appliances.

Company	Ticker	Revenue*	Enterprise Value†	Market Cap*	Assets
Anixter International Inc.	AXE	$8,669	$3,817	$2,331	$4,911
Apergy Corporation (now ChampionX Corporation)	CHX
Applied Industrial Technologies, Inc.	AIT	$3,473	$3,045	$2,195	$2,332
Dril-Qup Inc.	DRQ	$389	$1,399	$1,817	$1,202
DXP Enterprises Inc.	DXPE	$1,264	$896	$611	$787
Forum Energy Technologies Inc.	FET	$1,057	$679	$171	$1,822
Flowserve Corporation	FLS	$3,820	$7,202	$6,127	$4,821
Helix Energy Solutions Group	HLX	$739	$1,599	$1,199	$2,620
HD Supply Holdings Inc.	HDS	$6,175	$9,002	$6,498	$4,756
MSC Industrial Direct Co. Inc.	MSM	$3,359	$4,501	$4,004	$2,324
NOW Inc.	DNOW	$3,147	$1,305	$1,248	$1,849
Oil States International Inc.	OIS	$1,064	$1,139	$805	$1,988
RPC Inc.	RES	$1,510	$1,186	$1,189	$1,224
Superior Energy Services Inc.	SPN	$2,016	$1,177	$20	$2,146
Watsco, Inc.	WSO	$4,590	$7,042	$6,408	$2,632
Wesco International Inc.	WCC	$8,190	$3,634	$2,029	$5,068
25th Percentile		$1,064	$1,177	$805	$1,822
Median		$3,147	$1,599	$1,817	$2,324
75th Percentile		$4,590	$4,501	$4,004	$4,756

MRC Global Inc.	MRC	$4,034	$2,267	$1,008	$2,629
Percentile Rank		73%	53%	25%	70%
*	Numbers are from S&P Capital IQ as of October 2019, the date initial compensation reviews were conducted by the Compensation Committee.
†	As of September 2019

In October 2019, Meridian made a report to the Compensation Committee on publicly disclosed executive pay data, which the Compensation Committee considered when making its 2020 compensation decisions. Meridian used compensation peer data from the above companies for each position that our executive officers hold to the extent available.

Meridian also provided data from the following two third-party general industry surveys for companies with revenue amounts similar to those of the Company as an additional reference point to validate the peer-company specific data:

●	Towers Watson 2019 General Industry Executive Compensation Survey Report – U.S.

●	Aon Hewitt 2019 Total Compensation Measurement Executive Report

Meridian presented compensation at each quartile of the data (both peer-company specific data as well as third party market survey data) to the Compensation Committee with respect to total compensation and major elements of compensation (i.e., base salary, annual cash incentive and long-term equity compensation) for each of the executive officer’s positions.

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The Compensation Committee used this data to determine whether its compensation decisions were within the market for each executive officer; however, the Compensation Committee did not set any compensation for any executive officer at a specific level within the peer group range for each executive officer (such as pegging the compensation to a 50th percentile level). The Compensation Committee exercised its discretion considering the following factors:

● the executive’s contributions and performance	● market levels of compensation for positions comparable to the executive’s position

● the executive’s roles and responsibilities, including the executive’s tenure in such role	● the executive’s compensation history and compensation mix, including that with prior employers

● the Company’s need for the executive’s skills	● the executive’s potential and readiness to contribute in the executive’s current role

● the executive’s experience and management responsibilities

The Compensation Committee did not necessarily weigh any particular factor more or less than any other factors.

2020 Executive Compensation Program

Compensation Philosophy and Objectives

Our executive compensation programs are structured to reward the achievement of our specific annual and strategic performance goals, and our long-term objective of increasing shareholder value. Accordingly, the executive compensation philosophy of the Compensation Committee is threefold:

●

To attract and retain talented executive officers by providing competitive total compensation, and to motivate them to achieve the Company’s short-term and long-term financial and strategic goals and objectives;

●	To align the interests of our executive officers with those of our stockholders; and

●	To provide performance-based cash and stock incentive awards to recognize and reward executive officers who demonstrate sustained exceptional performance.

We conduct an annual Say-on-Pay vote and pay careful attention to feedback from our stockholders regarding our executive compensation program. In 2020, the Company’s executive compensation program received the approval of 97% of the shares voted. We believe that our stockholders support our overall compensation philosophy and design and believe that compensation for our executive officers is aligned with Company and individual performance, and with stockholder interests.

Elements of Compensation

The principal components of compensation for our executive officers are:

●	Base salary;

●	STI annual cash awards;

●	LTI (equity awards); and

●	Benefits and perquisites – including health, welfare and retirement benefits and expatriate benefits.

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Base Salary

We provide our executive officers with a base salary to compensate them for services they provide during the fiscal year, and to provide a market competitive base level of pay commensurate with the skills and experience of our executives. The Compensation Committee, with the CEO, reviews base salary for executive officers based on the CEO’s recommendations on an annual basis and approves any increases based on each executive officer’s position, responsibilities, contributions, leadership, performance, current compensation (both individually and as compared to other executives) and survey data. Increases are not automatic or guaranteed and do not always take place each year. The Compensation Committee, on a similar basis, also reviews the CEO’s salary and makes a recommendation whether to implement an increase to the full Board.

Our NEOs have been subject to a salary freeze during 2019 and 2020, due to the downturn in the oil and gas environment. In addition, in the second half of 2020, we implemented a company-wide furlough for substantially all employees, including our executives and NEOs. The furlough was an unpaid day off every two weeks, which had the impact of reducing salaries and wages by approximately 10%. This furlough was ended on December 31, 2020. We do not anticipate any increases to base salaries in 2021, as the downturn continues with the impact of the COVID-19 epidemic. Mr. Bates, an Australian citizen, received his permanent U.S. resident visa in 2020. As a result, the company raised his salary by 7.7%, but suspended contributions to Mr. Bates’ Australian superannuation plan above the contributions to his U.S. retirement savings plan and certain tax-gross ups on expat benefits, which benefits are being phased out. This is expected to have the impact of reducing his overall compensation package.

Name	Base Salary Effective 1/1/2020	Salary Increase in 2020	Actual 2020 Salary Earned after Furlough	Base Salary Effective 1/1/2021
Andrew R. Lane*	$900,000	0.0%	$879,231	$900,000
Kelly Youngblood	$500,000	0.0%	$488,461	$500,000
Daniel J. Churay	$425,000	0.0%	$415,192	$425,000
Grant R. Bates	$325,000	7.7%	$317,500	$350,000
Robert W. Stein*	$335,000	0.0%	$327,269	—
James E. Braun*	$500,000	0.0%	$96,154	—

*Mr. Braun retired in March 2020, Mr. Stein retired on December 31, 2020, and Mr. Lane retired on March 14, 2021.

Annual STI Cash Incentive

Our annual STI plan is a performance-based plan, which provides cash compensation to eligible employees (including the executive officers), based on performance relative to certain financial and operational metrics. In 2020, a majority of our salaried employees participated in the STI plan. An employee’s annual STI bonus is determined by multiplying the employee’s annual salary by the employee’s annual STI target percentage then by the performance percentage relative to performance metrics.

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Annual STI Targets

The Compensation Committee approves annual STI target percentages for the executive officers based on its review of market data and other internal factors, subject to the terms of any employment agreements between the Company and the executives. In 2020, the STI target percentages were reduced for the CEO and other NEOs to align with business objectives, including expense reduction, in addition to capping payouts against the reduced targets as discussed below.

Name	2019 Annual Cash Incentive Target	2020 Annual Cash Incentive Target	The annual cash incentive amount payable to each executive is calculated as follows: Annual Cash Incentive = Base Salary X STI Target % X Performance Relative to Performance Metrics
Andrew R. Lane‡	125%	100%
Kelly Youngblood**	–	75%
Daniel J. Churay	75%	60%
Grant R. Bates	70%	60%

Robert W. Stein	70%	60%

James E. Braun*	75%	–

‡  Mr. Lane retired on March 14, 2021.

*  Mr. Braun retired in March 2020 and was not eligible for the 2020 STI plan.

** Mr. Youngblood joined the Company on November 18, 2019 and began participating in the STI plan in 2020.

The Compensation Committee reviews STI targets for executive officers on an annual basis. The targets are set at commensurate levels to incentivize executive officers to achieve financial and operational metrics, as well as to provide executive officers with market competitive levels of total cash compensation. In 2020, the annual cash incentive targets for the NEOs have been reduced for each NEO as set forth next to his name in the table above.

2020 STI Plan Performance Metrics

For 2020, our STI plan was initially designed to be based on the primary drivers for shareholder value as they existed when the year began. Since 2012, 70% or more of the STI bonus has been based on adjusted EBITDA as a primary driver of shareholder value. Secondary measures have included cash from operations, revenue, net income attributable to common stockholders and key performance indicator objectives such as safety measures. In 2020, the initial measures and targets for the NEOs were based 75% on adjusted EBITDA and 25% on annual diluted earnings per share.

In light of the changes in environment that the pandemic and energy downturn created, our Board was concerned that different measures than those initially chosen would better align executive performance with the new market conditions for the benefit of stockholders. The Board decided to modify the Company’s 2020 STI plan for its executive team, including the NEOs. The Board believes the modified measures and targets are better aligned as drivers of shareholder value for 2020 given the drastic changes in the Company’s markets and business environment.

As part of the modification, the Board capped any potential payout for executive officers, including the NEOs, to a maximum potential payout of 50% of each participating executive officer’s STI target amount for 2020. This cap was ultimately increased to 75% by the Compensation Committee of the Board due to the strong overachievement of targets as discussed below. Under the revised plan the CEO and each other executive officer’s STI bonus was based 75% on the full year 2020 cash flow from operations and 25% on full year 2020 safety measures. For the full year cash flow from operations measure, the maximum target was set at $200 million. Given the dramatic downturn in business, the Board determined that the generation of cash flow from operations to release working capital, reduce debt and increase liquidity was in the best interest of stockholders. For the full year safety measure, half was based upon achieving a total recordable incident rate (TRIR) of less than 1.27, and half was

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based upon achieving a lost workday rate (LWDR) of less than 0.41. A payout for these safety measures and targets reflected performance that was an improvement over 2019 performance. The Board determined that safety measures were appropriate to align executive incentives with the need to implement additional safety measures for the COVID-19 pandemic.

Below are the 2020 performance metrics, their relative weighting and the goal for each metric:

Performance Metric	Weight	2020 Goal	Objective
Cash Flow from Operations	75%	$200 million	To generate Cash Flow from Operations, in alignment with long-term business sustainability. For this metric, an executive could have earned 50% of the weighted STI bonus at a minimum of $100 million of Cash Flow from Operations, increasing up to the maximum objective of $200 million, with amounts in between interpolated on a straight-line basis.
Safety - TRIR	12.5%	<1.27	To achieve superior safety performance for the Company, especially in light of the COVID-19 pandemic, in alignment with Company values and ESG goals. This objective was binary – either a payout was achieved, or no payout would be made if the objective was missed.
Safety - LWDR	12.5%	<0.41	To achieve superior safety performance for the Company, especially in light of the COVID-19 pandemic, in alignment with Company values and ESG goals. This objective was binary – either a payout was achieved, or no payout would be made if the objective was missed.

The final payout was capped at 75% of each executive’s STI target.

The NEOs (with the exception of Mr. Braun, who did not participate in the 2020 STI plan due to his retirement) earned a 75% payout as shown in the table below, after application of a cap of 75% of each NEO’s target bonus. Initially the cap was set at 50%, but given the Company’ strong overachievement of these targets, the Compensation Committee chose to lift the cap to 75% of payouts to recognize this performance. The cap remained below a full 100% payout.

Notwithstanding the COVID-19 pandemic, the Company’s results for its safety measures, TRIR and LWDR, were the best recorded results in the Company’s history.

Performance Metric	2020 Performance	2020 Goal	2020 Performance %	Weight	Weighted Performance
Cash Flow from Operations	$261 million	$200 million	130.5%	75.0% =	99.38%
Safety - TRIR	0.49	< 1.27	100%	12.5% =	6.25%
Safety - LWDR	0.17	< 0.41	100%	12.5% =	6.25%
Total 2020 Performance Percentage					111.88%
Payout after application of 75% cap					75%

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Long-Term Incentive Compensation

Our LTI equity compensation is granted on an annual basis to our executive officers and is designed to align the interests of management with those of our stockholders. At the beginning of each of 2018, 2019, 2020 and 2021, we granted long-term equity compensation to the executive officers in the form of restricted stock units (RSUs) and performance share units (PSUs) under the Company’s 2011 Omnibus Incentive Plan, as amended. The RSUs, which comprise 50% of the total LTI award, vest 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date. The PSUs, which comprise the remaining 50% of the total LTI award, vest at the end of a three-year performance period based on relative total shareholder return (TSR) performance in the performance period (compared to companies in the OSX index and, starting in 2020, Now, Inc., our direct competitor) as well as RANCE for the performance period compared to long-term target that the Compensation Committee sets based on the Company’s annual three-year strategic plan. 50% of the target PSU award is based on the TSR metric, and 50% of the target PSU award is based on the RANCE metric. The 2018 PSU grants vested based on 2018-2020 performance. The 2019, 2020 and 2021 PSU grants will not vest until early 2022, 2023 and 2024, respectively.

Alignment of LTI Compensation to Performance

Our LTI equity compensation is strongly linked to stock price performance.

●

The realized value of PSUs is tied to long-term performance because the value is directly related to the Company’s relative TSR and RANCE performance. Because the PSUs pay out in the form of shares, the realized value of the shares that vest are tied to stock price performance. This also aligns NEO pay with shareholder value. The PSUs provide retention value by vesting at the end of a three-year performance period.

●

The primary purpose of the RSUs is to support retention and continuity of executive officers. The RSUs vest over a multi-year period. However, the realized value of the RSUs is also tied to stock price performance since the value of RSUs increases or decreases depending on our stock price at vesting.

2020 Long-Term Incentive Grants

The table below shows the details of the grants:

Grant Year 2020	RSUs	PSUs (Relative TSR)	PSUs (RANCE)

Weighting	50% of grant value	25% of grant value	25% of grant value

Vesting Schedule	Vesting 34% in year one and 33% in each of years two and three	Vesting at the end of three years, percentage of stock vested depends on relative TSR performance (compared to the companies in the OSX index plus Now, Inc.)	Vesting at the end of three years, percentage of stock vested depends on RANCE performance relative to target

2020 PSU Grants (Relative TSR)

Fifty percent of the target PSUs granted to NEOs in 2020 are based on relative TSR compared to companies in the OSX index plus Now, Inc. from January 1, 2020 until December 31, 2022. The number of shares awarded at the end of the three-year performance period is based on the scale below. This scale has remained the same since grants made in 2016.

Beginning with the 2021 PSU grants, the Compensation Committee has capped the PSU payout for the TSR component at 100% if relative TSR would payout more than 100% but actual Company TSR is negative.

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We compare our TSR to companies in the OSX index plus NOW, Inc. because investors generally compare MRC Global to companies that also have customers in the oil and gas business, with volatile spending patterns depending on commodity prices. Now, Inc. was added in 2020 to the TSR comparator group because it is a direct competitor to the Company. Based on a review by Meridian, the Compensation Committee’s independent compensation consultant, TSR correlation of companies in the OSX index plus Now, Inc. compared to the Company’s TSR is greater than other measures the Compensation Committee considered.

Relative TSR	Percentage of Target Share Units Earned*
≥ 90th percentile	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%

< 30th percentile	0%

*For any performance levels between the levels specified above, percentage of target shares earned will be interpolated on a straight- line basis.

2020 PSU Grants (RANCE)

Fifty percent of the target PSUs granted to NEOs in 2020 are based on return on average net capital employed (RANCE) performance during the 2020-2022 period measured against a target that the Compensation Committee determined by reference to the Company’s 2020-22 strategic plan. The number of shares awarded at the end of the three-year performance period are based on the scale below. This scale reflects RANCE targets that are the same as 2019 PSU grants.

RANCE	Percentage of Target Share Units Earned*

≥ 12%	200%

10%	150%

6%	100%

4%	50%

< 2%	0%

*For any performance levels between the levels specified above, percentage of target shares earned will be interpolated on a straight- line basis.

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The following table sets forth the number of RSUs and PSUs granted to each NEO in 2020. The Compensation Committee determined a dollar value amount of RSUs and PSUs that it desired to grant each NEO (or in the case of the CEO, recommend to the Board to grant). This dollar value amount was then divided by the 20-day volume weighted average price (VWAP) of $11.99 as of the grant date in 2020 to determine the number of units to be granted. Messrs. Lane, Churay and Stein received grants with lower dollar amounts in 2020 compared to 2019, and Mr. Bates received a grant with the same dollar amount as 2019. Mr. Youngblood received a special sign-on grant when he joined the Company in 2019 and received his first annual grant in 2020. James Braun did not receive a grant in 2020 because he retired early in the year.

Name	RSU Grant Value*	Number of RSUs	Total PSU Grant Value*	Number of PSUs at Target

Andrew R Lane**	$1,800,000	150,125	$1,800,000	150,125

Kelly Youngblood	$ 500,000	41,701	$ 500,000	41,701

Daniel J Churay	$ 318,750	26,585	$ 318,750	26,585

Grant R Bates**	$ 162,500	13,553	$ 162,500	13,553

Robert W. Stein***	$ 167,500	13,970	$ 167,500	13,970

* Grant values vary from the values in the Summary Compensation Table because grant values represent the dollar value of the grant that the Compensation Committee desired to award, which is divided by the 20-day VWAP on the date of grant to determine the number of shares awarded and the values in the Summary Compensation Table represent the fair market value of the award calculated by the different methodology set forth in FASB ASC Topic 718.

** In addition, Mr. Lane received 600,000 RSUs on May 27, 2020, and Mr. Bates received an additional 10,008 RSU award on February 10, 2020 that cliff vests in three years.

*** Mr. Stein forfeited 2/3 of the above PSUs, which were prorated based on his employment tenure during the performance period due to his retirement.

2018 PSU Grant Performance

The 2018-2020 PSUs granted in 2018 vested in February 2021. The NEOs received 50% of the target shares awarded based on 50th percentile performance for the relative TSR measure and no payout for the RANCE measure for the 2018-2020 performance period. For this performance period, Now, Inc. was not yet included with the companies in the OSX index in determining relative TSR.

Relative TSR vs. Companies in OSX	Number of Shares Earned as a % of Target	RANCE	Number of Shares Earned as a % of Target

≥ 90th percentile	200%	≥10%	150%

70th percentile	150%	8%	125%

50th percentile	100%	6%	100%

30th percentile	50%	4%	50%

< 30th percentile	0%	≤2%	0%

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The achieved TSR and RANCE performance resulted in the below vested PSUs.

		2018-2020 PSU Grant Performance
Name	Grant Date Target Value[1]	Total # of PSUs granted at Target	# of PSUs (Based on relative TSR)[2]	# of PSUs (Based on RANCE)[3]	Payout Total # of Shares	Percentage of target shares retained	Value Upon Vesting[4]	Increase / (Decrease) in Value Upon Vesting Compared to Grant Date Target Value
Andrew R. Lane	$2,025,000	114,471	57,236	57,235	57,236	50%	$533,440	($1,491,560)
Kelly Youngblood[5]	–	–	–	–	–	–	–	–
Daniel J. Churay	$371,875	21,022	10,511	10,511	10,511	50%	$97,963	($273,912)
Grant R. Bates	$162,500	9,186	4,593	4,593	4,593	50%	$42,807	($119,693)
Robert W. Stein	$184,250	10,415	5,208	5,207	5,208	50%	$48,539	($135,711)
James E. Braun[6]	$500,000	28,265	14,133	14,132	10,200	36%	$95,064	($404,936)

[1]

Grant values vary from the values in the Summary Compensation Table because grant values represent the dollar value of the grant that the Compensation Committee desired to award, which is divided by the 20-day VWAP on the date of grant to determine the number of shares awarded and the values in the Summary Compensation Table represent the fair market value of the award calculated by the different methodology set forth in FASB ASC Topic 718.

[2]	50th percentile relative TSR performance vs. companies in the OSX index, resulting in a 100% payout.
[3]	-1.72% RANCE performance, resulting in no payout.
[4]	Stock price of $9.32 as of close of trading on February 8, 2021.
[5]	Mr. Youngblood started employment in 2019, the year after the 2018-2020 PSUs were granted.
[6]	Payout for Mr. Braun was prorated for his time of service during the 2018-2020 performance period as Mr. Braun retired in March 2020.

CEO Retirement Plan and Related LTI Grant and Other Matters

After discussion at a meeting of the Board in May 2020, Andrew Lane and the Board announced a plan for Mr. Lane to retire as President and CEO effective December 31, 2021. Mr. Lane was also to resign from the Board on that date. In connection with the retirement plan, the Board approved, and the Company has entered into the Third Amendment to Mr. Lane’s employment agreement.

To incentivize Mr. Lane to remain with the Company through his planned retirement date as of the grant date, to provide for a smooth CEO transition and to compensate Mr. Lane to lead the Company through current market conditions, the Third Amendment provided Mr. Lane with a one-time grant of 600,000 RSUs vesting on December 31, 2021 with a grant date fair value of $3,390,000. In light of this grant, Mr. Lane did not receive his normal 2021 LTI annual equity grant or any other long-term awards. This grant essentially provided Mr. Lane with incentives over the remaining expected 18 months of his service, from June 2020 until December 2021. $1,130,000 of the grant date fair value relates to the last six months of 2020, and $2,260,000 relates to Mr. Lane’s service in 2021. Viewed in this light, Mr. Lane’s 2020 total compensation that would have been reflected in the Summary Compensation Table, if only the portion of this award that relates to service in 2020 were included in the table, was $6,176,273 rather than $8,436,273, and the remaining grant value of $2,260,000 that relates to 2021 is 48% less that his average grant date fair value of $4,314,952 for the more normalized years of 2018 and 2019.

The Third Amendment provided that if the Company terminates Mr. Lane’s employment without Cause prior to December 31, 2021, the Company would pay Mr. Lane his salary from the date of termination until December 31, 2021 and the 600,000-share one-time RSU grant would vest as scheduled on December 31, 2021.

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The Third Amendment also updated Mr. Lane’s prior employment agreement to reflect that his base salary is $900,000 (set in 2018) and his target annual bonus is 100% of that amount (reduced in 2020).

Shortly after the announcement of Mr. Lane’s retirement plan, the Board formed a CEO Succession Committee to assist the Board in evaluating both internal and external candidates for a new CEO, and in March 2021 named Robert Saltiel as the Company’s new president and CEO. The Board believes these actions have prepared the path for a smooth leadership transition for the Company.

2018-2020 CEO Realized Pay vs. Summary Compensation Table Pay

The Summary Compensation Table is calculated in accordance with SEC rules and represents:

●	actual base salary paid for each year,

●	annual cash incentive actually paid with respect to each year,

●	the GAAP value of the long-term equity incentive as reflected on the Company’s financial statements that the Company granted an executive each year and

●	the value of any benefits and perquisites the executive received for each year (other than health care and other similar benefits generally available to all U.S. employees).

The Summary Compensation Table does not reflect what each NEO has actually made each year because:

●	our ongoing CEO compensation is on average 83% comprised of at-risk pay,

●	actual compensation is paid or vested in calendar years different than the year of performance

●	equity vests over time, and

●	the value of the equity often is dependent on strike price (in the case of option exercises) and performance (in the case of the PSUs).

In addition, equity value is measured at the time of vesting for U.S. federal income tax purposes, or, in the case of options, at the time of exercise.

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The following chart illustrates the aggregate average annual compensation of the CEO based on the Summary Compensation Table (SCT) for the three-year period 2018-2020 (the “Comparison Period”) as compared to the average annual compensation that the CEO actually earned for the Comparison Period as reported to the Internal Revenue Service on Form W-2.

CEO

Summary Compensation Table vs.

W-2 Earnings

Average Annual Compensation

2018-2020

During the Comparison Period, our total shareholder return was (-59.5)% as calculated using the 20-trading day average on January 1, 2018 and December 31, 2020. This ranked at the 50th percentile of companies in the OSX index.

For this same Comparison Period, the CEO realized average annual compensation of $6,737,113 based on his Form W-2 earnings as compared to the average compensation of $6,726,014 reported in the Summary Compensation Table.

The CEO’s realized compensation three-year average includes stock options that were granted before the Comparison Period but exercised in 2018 at a realized value of $1,479,617. Excluding this exercise of stock options, the CEO’s average realized pay would be $6,243,907 for the Comparison Period, which is lower than the $6,726,014 in the Summary Compensation Table.

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During the Comparison Period, we experienced a modest recovery in our oil and gas end markets until the COVID-19 pandemic began in earnest in March 2020 and OPEC+ allowed oil production to exceed demand. By the end of 2019, our end markets were already challenged before the pandemic fully began. West Texas Intermediate (“WTI”) crude prices rose to above $75 per barrel in October 2018 then dropped to $61.14 by the end of 2019. As the pandemic started, WTI prices briefly became negative as producers had to pay purchasers to take and store excess barrels. Since then, recovery has been slow, as WTI crude prices increased back to $48.35 on December 31, 2020. In 2020, the average WTI price per barrel was $39.16 and natural gas decreased to an average price of $2.03 Mcf (Henry Hub).

Our customers slowly decreased their capital spending for our products during 2018-2019, while demonstrating an increased focus on returns on invested capital, which drove a more disciplined approach to spending that is impacting each of our business sectors. Once the pandemic hit with full force, our customers dramatically reduced their spending for our products and services.

The CEO and the executive management team focused (among other things) on the following during the Comparison Period in response to market conditions:

●

The Company increased sales from $3.6 billion in 2017 to $4.2 billion in 2018, increasing diluted earnings per common share to $0.54 in that year. Sales reduced to $3.7 billion in 2019 as our customers demonstrated greater capital discipline and then precipitously dropped during the pandemic in 2020 to $2.6 billion.

●

Notwithstanding the sales decrease, the Company continued to generate positive adjusted EBITDA[1], including $97 million of adjusted EBITDA during 2020, despite the market conditions arising from the pandemic and the OPEC+ oversupply.

●

During the Comparison Period, we generated $492 million of cash from operations. We used this cash to reduce our net debt to $264 million while maintaining liquidity of $551 million and a leverage ratio of 2.7x, each at the end of 2020.

●

During the Comparison Period, we enhanced our market diversification through the gas utilities sector by increasing revenue from gas utilities from 20% of the Company’s total revenue in 2018 to 33% of the Company’s total revenue in 2020.

●

We returned capital to our stockholders by repurchasing 12.5 million shares of our common stock during the Comparison Period at an average price per share of $16.04. This compares favorably to the current conversion price of our preferred stock issued in June 2015 of $17.88 per share.

●	During the Comparison Period, we focused the business on defending and increasing market share and signed a number of new major framework or master sales agreements and renewed many others.

●	We completed the creation of our midstream Valve Engineering and Modification Center at our La Porte operations complex.

●	We optimized our working capital, ending 2020 with net working capital of 17.5% of sales.

●

We improved our on-line catalog and launched our MRCGOTM digital platform for customers, suppliers and employees. As a result of these efforts, in 2020, 35% of the Company’s revenue was generated via e-commerce.

[1]	See footnote on page 6 regarding the non-GAAP measure, adjusted EBITDA.

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Benefits and Perquisites

The Compensation Committee reviews the benefits and perquisites provided to certain of the executive officers on an annual basis to ensure the reasonableness of these programs. We provide competitive health, welfare and retirement benefits to our Company’s employees. Other than as outlined below, our current NEOs do not receive any additional benefits or perquisites.

Company-paid parking was provided for Messrs. Lane, Braun, Youngblood and Churay.

Mr. Bates, an Australian citizen, received certain expatriate benefits including a monthly tax-protected housing and utilities allowance, a superannuation (Australian retirement plan) supplement, a vehicle allowance with a fuel card for business travel, reimbursement for the cost of three business class air tickets between the United States and Australia for Mr. Bates and his spouse, a tax reimbursement related to protected allowances and tax preparation fees. In 2020, Mr. Bates received U.S. permanent residence status, and in 2021, the Company began to transition him from these expatriate benefits by increasing his salary, eliminating his Australian superannuation supplement and ending the tax-protected status for his housing and utilities allowance.

Mr. Stein received use of a company vehicle and was reimbursed for his golf club membership that he utilized for customer entertainment.

We provide our current NEOs with certain severance payments and benefits pursuant to an executive separation policy or individual employment agreements in the event of a termination of their employment under certain circumstances. We designed these agreements to promote stability and continuity of senior management.

For additional information, see “Potential Payments upon Termination or Change in Control”.

Other Matters Related to Compensation

Equity Ownership Guidelines

The Compensation Committee believes that the Company’s executive officers and directors should own and hold an investment value position in the common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. In addition, the Compensation Committee believes that the investment community values officer and director stock ownership, and that stock ownership demonstrates a commitment to and belief in the success and long-term profitability of the Company. Our executive officers and directors owned approximately 22.1% of the Company’s outstanding common stock as of February 15, 2021 (including the conversion of all preferred stock to common stock). The Compensation Committee has adopted the Equity Ownership Guidelines described below.

Position	Equity Ownership Guidelines
Chief Executive Officer	5 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	3 times base salary
Non-employee Directors	5 times annual cash retainer

The Compensation Committee intends for executive officers and directors who are or become subject to these guidelines to achieve the applicable ownership guideline within five years from the date of adoption of the guidelines or the date the participant becomes subject to the guidelines. If an executive officer or director becomes subject to a greater ownership amount, due to promotion or an increase in base salary (or annual cash retainer), the executive officer (or director) is expected to meet the incrementally higher ownership amount within the later of three years from the effective date of the promotion or increase in base salary or cash retainer and the end of the original five-year period. The three-year period to achieve the incremental guideline begins in January following the year of the promotion or increase in base salary or cash retainer.

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If an executive officer or director is not in compliance with the guidelines, the Compensation Committee may determine the appropriate action to take, which may include holding requirements on new grants of shares or the payment of a portion of the annual cash incentive or cash retainer in shares of our common stock. Any additional restrictions on previous awards must be agreed to by the executive officer or director. These guidelines may be waived, at the discretion of the Compensation Committee, if compliance would create severe hardship or prevent an executive officer or director from complying with a court order, as in the case of a divorce settlement.

All our executive officers and directors met the equity ownership guidelines for 2020 as of December 31, 2020, except for Messrs. Churay, Bates and Bowhay, who each fell out of compliance as the Company’s share price dramatically fell resulting from the COVID-19 pandemic. Each of them expects to regain compliance as the Company’s share price recovers and they each accumulate additional equity.

Anti-Hedging and Anti-Pledging Policy

Pursuant to the Company’s Securities Trading and Disclosure Policy, directors and executive officers of the Company that are subject to the requirements of Section 16(b) of the United States Securities Exchange Act of 1934, as amended, are prohibited from engaging in short-term or speculative transactions involving Company securities including:

●	Engaging in short sales;

●	Engaging in transactions in put options, call options or other derivative securities related to Company securities on an exchange or in any other organized market;

●	Engaging in hedging or monetization transactions related to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps and collars; and

●	Holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Prohibition on Re-pricing of Stock Options and Stock Appreciation Rights without Stockholder Approval

Pursuant to the terms of the 2011 Omnibus Incentive Plan, as amended, and a 2013 amendment to the 2007 Stock Option Plan, the Compensation Committee has no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the plan) or amendment and no adjustment or amendment shall be made, that reduces or would have the effect of reducing the option price of an option or the grant price of a stock appreciation right previously granted under the plan whether through amendment, cancellation or replacement grants or other means, unless the Company’s stockholders approve the adjustment or amendment.

Clawback Policy

Pursuant to the Company’s Clawback Policy, the Company can recoup certain compensation from covered employees in the event of a restatement of our financial statements due to theft, fraud, willful misconduct or negligence. All employees receiving any short-term or long-term equity compensation are subject to this policy.

This policy covers all incentive and performance-based stock awards granted after the effective date of the policy under any Company equity incentive plan (e.g. stock options, RSUs and PSUs) and all cash performance awards (e.g. annual bonuses and other cash incentives) granted after the effective date of the policy. The recouped amount resulting from the restatement generally will be the difference between the amount of covered compensation previously awarded or earned and what would have been awarded or earned under the restated financial statements.

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Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised solely of independent members of the Company’s Board and includes Ms. Adams, Messrs. Perkins and Wood and Dr. Linse. No member of the Compensation Committee was an officer or employee of the Company during 2020, and no member of the Compensation Committee was formerly an officer of MRC Global or any of its subsidiaries. In addition, during 2020, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Meridian, management and with the Board. Based on such review and discussion, the Compensation Committee, on behalf of the Board, has recommended that this Compensation Discussion and Analysis be included in this Proxy Statement for fiscal year 2020, ended December 31, 2020.

The Compensation Committee

Robert L. Wood, Chair
Deborah G. Adams
Dr. Cornelis A. Linse
John A. Perkins

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PROPOSAL II:

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

We request our stockholders to approve, on an advisory basis, a non-binding, advisory resolution approving our named executive officer compensation as disclosed in accordance with the SEC’s rules in this Proxy Statement. This proposal is commonly known as a “Say-on-Pay” proposal.

As discussed in the “Compensation Discussion and Analysis” as well as in the tables, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our executive officers for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning the interests of our executive officers with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

●

The majority of executive officer target compensation is provided in the form of long-term equity awards ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock; and

●	Our 2020 annual cash incentive program aligns payments to actual performance on pre-established targets effectively linking the Company’s financial performance to executive officer pay.

We are seeking our stockholders’ support for our named executive officer compensation as this Proxy Statement details. This proposal is solicited in response to SEC requirements and seeks our stockholders’ views on our named executive officer compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our named executive officers including our pay philosophy, our pay principles and pay practices as this Proxy Statement describes. The Board asks for you to approve, on a non-binding basis, the following advisory resolution:

RESOLVED, that the stockholders of MRC Global Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. We currently conduct annual advisory votes on executive compensation and the next advisory vote following the vote at the Annual Meeting on our compensation of our named executed officers will take place at our 2022 Annual Meeting.

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present virtually or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. Abstentions from voting on this proposal and broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

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Risk in Relation to Compensation Programs

We have performed a review of all of our material compensation plans and have concluded that there are no plans that provide meaningful incentives for employees, including the NEOs, to take risks that would be reasonably likely to have a material adverse effect on us. Because our current compensation plans have a cap on the amount of incentive compensation that can be paid under the plans, risk of excessive compensation is negligible. This limit also has the effect of not encouraging operational or strategic decisions that expose the Company to undue risk.

Summary Compensation Table for 2020

The following table, footnotes and the narrative discussion above in “Compensation Discussion and Analysis” set forth information with respect to compensation earned during each of the fiscal years ended 2018, 2019 and 2020 by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Kelly Youngblood (4)	2020	488,461	—	281,250	962,043	14,089	1,745,843
Executive Vice President and Chief Financial Officer	2019	48,077	380,000	—	1,599,170	332	2,027,579
Daniel J. Churay	2020	415,192	—	191,250	613,317	12,819	1,232,578
Executive Vice President –	2019	425,000	—	—	821,456	16,767	1,263,223
Corporate Affairs, CHRO, General Counsel	2018	424,519	—	361,781	727,046	16,567	1,529,913
& Corporate Secretary
Grant R. Bates	2020	317,500	—	146,250	421,956	221,296	1,107,002
Senior Vice President –	2019	325,000	—	—	358,949	357,301	1,041,250
Strategy, Corporate Development &	2018	324,712	—	258,213	317,698	310,807	1,211,430
E-Commerce
Retired NEOs:

Andrew R. Lane	2020	879,231	—	675,000	6,862,393	19,649	8,436,273
Director, President &	2019	900,000	—	—	4,586,783	19,389	5,506,172
Chief Executive Officer	2018	899,038	—	1,276,875	4,043,119	16,567	6,235,599
Robert Stein (5)	2020	327,269	—	150,750	322,287	533,395	1,333,701
Senior Vice President –
Business Development &
Supply Chain Transition
James E. Braun (5)	2020	96,154	—	—	—	53,555	149,709
Former Executive Vice President & Chief Financial Officer	2019	500,000	—	—	1,151,955	19,389	1,671,344
	2018	499,519	—	425,625	977,548	16,567	1,919,259

(1)	See “Compensation Discussion and Analysis – 2020 STI Plan Performance Metrics” for a discussion of the 2020 annual cash incentive payouts.

(2)

The amounts in this column represent the grant date fair value of the RSU and PSU awards at target performance, calculated pursuant to FASB ASC Topic 718. For PSU awards based on relative TSR, the fair value is estimated on the date of grant based on a multifactor Monte Carlo valuation model that simulates our stock price and TSR relative to companies in the OSX index (plus Now Inc. for those awards that also include Now Inc as a comparator company). PSUs vest at the end of a three-year performance period with payouts ranging from 0% - 200% for both the relative TSR component and the RANCE component. For more information on the calculations used to determine stock-based compensation, please see Notes 1 and 13 of our 2020 Audited Financial Statements filed with the Company’s Form 10-K for the year ended December 31, 2020 filed with the SEC on February 12, 2021.

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Messrs. Lane, Braun, Churay and Stein had certain modifications to their equity awards in connection to changes in the awards that address continued vesting upon retirement. The amount disclosed under “Stock Awards” for these modifications, made in 2019 and 2020, represent the sum of the following:

(a)	the grant date fair value of the RSUs and PSUs granted to each executive in the ordinary course of business (computed as described in the preceding paragraph); and

(b)	the incremental fair value of certain modified awards calculated as of the modification date in accordance with FASB ASC Topic 718.

There was no incremental value associated with any of the modified awards for Messrs. Lane, Churay and Stein, so there was no incremental expense with respect to their awards. With respect to Mr. Braun, the incremental fair value of the 2019 RSU awards and the PSU awards at target payout was $47,509, and the incremental fair value of the 2018 PSU awards at target payout was $97,800.

Upon the retirement of each of Messrs. Braun and Stein, they each will vest in the PSUs that the Company granted to the executive before retirement on a prorated basis based on their service during the performance period and receive a payout based on the Company’s actual performance. Any shares that are not earned based on performance or not included in the prorated period will be forfeited.

(3)	Amounts in this column for 2020 include:

●

Company matching contributions made to the MRC Global Retirement Plan, a 401(k) plan, of $11,400 for Mr. Lane, $8,462 for Mr. Youngblood, $3,846 for Mr. Braun, $7,192 for Mr. Churay, $5,500 for Mr. Bates and $5,669 for Mr. Stein

●	Company contributions of $43,983 to Mr. Bates in lieu of contributions to his Australian superannuation fund

●	The imputed value for Company-provided group life insurance of $7,524 for Messrs. Lane and Stein, $4,902 for Messrs. Youngblood and Churay, $1,447 for Mr. Braun and $1,523 for Mr. Bates

●	Vehicle allowance of $12,462 for Messrs. Bates and Stein

●	A housing and utilities allowance for Mr. Bates of $114,021

●	Pay in lieu of unused vacation of $48,077 for Mr. Braun upon his retirement

●	Tax equalization payment to Mr. Bates of $38,698

●	Accrued separation payments in the amount of $502,500 for Mr. Stein

●	Miscellaneous other imputed amounts for Company-paid parking in the amount of $725 for Messrs. Lane, Youngblood and Churay, $185 for Mr. Braun and $540 for Mr. Bates

●	Tax preparation fees in the amount of $4,570 for Mr. Bates

●	Country club dues of $5,240 for Mr. Stein

(4)

In 2019, Mr. Youngblood was awarded a $380,000 signing bonus when he joined the Company, which was paid in two installments in 2020. The 2019 annual base salary of $500,000 for Mr. Youngblood is prorated based on his employment start date.

(5)	PSUs awarded to Braun and Stein were prorated for the length of service during the applicable performance period.

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CEO Pay Ratio

For 2020, the CEO to median employee pay ratio is 105.7:1. We calculated the CEO pay ratio for MRC Global in 2020 in accordance with the SEC disclosure requirements of executive compensation under Item 402(u) of Regulation S-K. In accordance with Item 402(u), we decided to keep the same median employee for the second year of three allowed. We identified the median employee by calculating the median for 2019 total target cash compensation (which includes base salary or pay and annual cash incentive at target) for all full and part time employees of MRC Global as of December 31, 2019, excluding our CEO. We included employees from all countries where we operate in this calculation, without exception. We believe that total target cash compensation is an appropriate measure to identify the median employee, since the use of long-term equity compensation is not widespread at MRC Global. Less than 5% of MRC Global employees receive long-term equity compensation.

We calculated 2020 annual total compensation for both the CEO and the median employee, using the same definition for total compensation as set forth in the Proxy Statement’s Summary Compensation Table (“SCT”) plus the value of benefits not reported in the SCT. These benefits include Company contributions to the medical, dental, accidental death and dismemberment, short-term disability and long-term disability plans, and the portion of group term life insurance premium that is not imputed income. The CEO pay ratio was then determined by dividing the total compensation as calculated above for the CEO by the total compensation for the median employee.

Type of Compensation	CEO	Median Employee

Base Salary or Pay	$879,231	$56,741

Annual Incentive Compensation	$675,000	$1,295

Long Term Equity Awards	$6,862,393	$0

All Other Compensation	$19,649	$836

Benefits Not Reported in SCT*	$13,965	$21,068

Total	$8,450,238	$79,940

CEO to Median Employee Pay Ratio	105.7:1

*Benefits Not Reported in the SCT include Company contributions to the medical, dental, accidental death and dismemberment, short-term disability and long-term disability plans, and the portion of group term life insurance premium that is not imputed income.

Based on CEO’s average annual realized pay of $6,737,113 for the three-year period 2018-2020, the ratio of CEO pay to Median Employee Pay would have been 84:1. See “Compensation Discussion and Analysis – 2018-2020 CEO Realized Pay vs. Summary Compensation Table Pay.”

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Grants of Plan-Based Awards in Fiscal Year 2020

The following table summarizes grants of RSUs, PSUs and annual STI cash awards provided to NEOs in 2020. The material terms of the Company’s annual cash incentive and long-term equity compensation programs are described in the “Compensation Discussion and Analysis” of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date(s)	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Andrew R. Lane	2/11/2020	56,250	450,000	675,000				150,125	—		1,621,350
	2/11/2020				1,876	75,062	150,124				810,670
	2/11/2020				37,531	75,063	150,126				1,040,373
	5/27/2020							600,000	—		3,390,000
Kelly Youngblood	2/10/2020	23,438	187,500	281,250				41,701	—		455,375
	2/10/2020				521	20,850	41,700				227,682
	2/10/2020				10,425	20,851	41,702				278,986
Daniel J. Churay	2/10/2020	15,938	127,500	191,250				26,585	—		290,308
	2/10/2020				332	13,292	26,584				145,149
	2/10/2020				6,646	13,293	26,586				177,860
Grant R. Bates	2/10/2020	12,188	97,500	146,250				23,561	—		257,286
	2/10/2020				169	6,776	13,552				73,994
	2/10/2020				3,388	6,777	13,554				90,676
Robert Stein	2/10/2020	12,563	100,500	150,750				13,970	—		152,552
	2/10/2020				174	6,985	13,970				76,276
	2/10/2020				3,492	6,985	13,970				93,459

Mr. Braun retired in March 2020 and did not participate in the STI plan or LTI awards for 2020.

(1)

Under the STI plan each NEO’s bonus is based 75% on the full year 2020 cash flow from operations and 25% on full year 2020 safety measures (TRIR and LWDR, which are weighted at 12.5% each). The amounts in this column reflect the threshold payout for the NEO if the Company had only achieved one of the two safety measures, failed to achieve a payout on the cash flow from operations measure and the original cap of 50% of each measure was applied.

(2)

The Board originally capped any potential payout to a maximum potential payout of 50% of each NEO’s STI target. The amounts in this column reflects 100% performance on all measures and a maximum payout of the NEO’s target STI bonus for 2020 capped at that original 50% level.

(3)

Given the overachievement of all measures, the Board lifted the 50% cap to 75% of each NEO’s STI target. The amounts in this column reflects overachievement performance on all measures with the application of the revised 75% cap.

(4)

In 2020, LTI equity grants included PSUs, which will vest at the end of three years based on relative total shareholder return performance (compared to companies in the OSX index plus Now, Inc.) and RANCE performance. Payouts may range from 0% to 200% of target shares.

(5)

Except as indicated for Messrs. Lane, Churay and Stein, the amounts in this column represent the grant date fair value of the stock awards and performance-based awards, calculated pursuant to FASB ASC Topic 718. See “Compensation Discussion and Analysis – 2020 Long Term Incentive Compensation” for a discussion of the 2020 LTI grants. See also footnote (2) to the Summary Compensation Table.

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Outstanding Equity Awards at 2020 Fiscal Year-End

			Option Awards			Stock Awards

Name	Grant Date	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Andrew R. Lane	5/9/2012	380,000	—	$20.85	5/9/2022	—	—
	3/7/2013	173,982	—	$29.35	3/7/2023	—	—
	2/18/2014	88,927	—	$29.30	2/18/2024	—	—
	2/13/2018					37,776(1)	250,455	114,471(2)	758,943
	2/12/2019					85,783(1)	568,741	129,974(2)	861,728
	2/11/2020					150,125(1)	995,329	150,125(2)	995,329
	5/27/2020					600,000(3)	3,978,000

James E. Braun	11/10/2011	165,746	—	$18.10	11/10/2021	—	—
	5/9/2012	71,500	—	$20.85	5/9/2022	—	—
	3/7/2013	55,923	—	$29.35	3/7/2023	—	—
	2/18/2014	39,756	—	$29.30	2/18/2024	—	—
	2/12/2018					9,046(1)	59,975	20,399(2)	135,245
	2/11/2019					20,542(1)	136,193	12,474(2)	82,703

Kelly Youngblood	11/18/2019					74,381(1)	493,146
	2/10/2020					41,701(1)	276,478	41,701(2)	276,478

Daniel J. Churay	8/16/2011	66,577	—	$18.10	8/16/2021	—	—
	11/10/2011	17,174	—	$18.10	11/10/2021	—	—
	5/9/2012	48,000	—	$20.85	5/9/2022	—	—
	3/7/2013	34,952	—	$29.35	3/7/2023	—	—
	2/18/2014	25,109	—	$29.30	2/18/2024	—	—
	2/12/2018					6,938(1)	45,999	21,022(2)	139,376
	2/11/2019					15,754(1)	104,449	23,869(2)	158,251
	2/10/2020					26,585(1)	176,259	26,585(2)	176,259

Grant R. Bates	5/8/2012	47,505	—	$21.05	5/8/2022	—	—
	3/7/2013	4,925	—	$29.35	3/7/2023	—	—
	2/18/2014	4,046	—	$29.30	2/18/2024	—	—
	2/12/2018					3,032(1)	20,102	9,186(2)	60,903
	2/11/2019					6,884(1)	45,641	10,430(2)	69,151
	2/10/2020					23,561(4)	156,209	13,553(2)	89,856

Robert Stein	3/7/2013	5,033	—	$29.35	3/7/2023	—	—
	2/18/2014	3,881	—	$29.30	2/18/2024	—	—
	2/12/2018					3,438(1)	22,794	10,415(2)	69,051
	2/11/2019					7,806(1)	51,754	7,964(2)	52,801
	2/10/2020					13,970(1)	92,621	4,750(2)	31,493

(1)	RSUs granted in February 2018, 2019, 2020 and November 2019 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant.

(2)

PSUs granted in February 2018, 2019 and 2020 vest after the completion of the 3-year performance period and the achievement of pre-established performance targets, upon the determination and certification by the Compensation Committee that such targets have been met. PSUs granted to Messrs. Braun and Stein were prorated for the length of service during the applicable performance periods.

(3)	With respect to Mr. Lane’s May 2020 RSU grant of 600,000,100% vests on December 31, 2021.

(4)

RSUs granted in February 2020 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant. With respect to the additional RSU grant to NEOs in February 2020 as a retention incentive, the RSUs vest in full on the third anniversary of the date of grant.

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Option Exercises and Stock Vested During 2020

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Andrew R. Lane	335,890	3,645,451
James E. Braun	62,319	686,199
Kelly Youngblood	38,316	228,747
Daniel J. Churay	42,188	469,100
Grant R. Bates	34,372	385,353
Robert Stein	34,838	390,729

(1)

This column reflects RSUs or PSUs that vested on February 10, 2020, February 11, 2020, February 12, 2020, February 13, 2020, February 14, 2020, February 18, 2020, November 18, 2020 and December 1, 2020.

(2)

The value realized upon vesting is based on the closing price of our common stock on February 10, 2020 of $10.80, February 11, 2020 of $11.12, February 12, 2020 of $11.40, February 13, 2020 of $11.44, February 14, 2020 of $10.46, February 18, 2020 of $10.58, November 18, 2020 of $5.97 and December 1, 2020 of $5.85 per share.

Employment and Other Agreements

Each of Andrew Lane, the Company’s retired President and CEO, and Kelly Youngblood, the Company’s Executive Vice President and Chief Financial Officer, has entered into an employment agreement with the Company. Mr. Lane’s agreement commenced in May 2013 and was amended in February 2016, October 2019 and May 2020. Mr. Youngblood entered into an employment agreement with the Company in November 2019, when he started with the Company. In addition to the terms of these agreements described below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described in the section titled “Potential Payments upon Termination or Change in Control”.

Mr. Churay previously entered into an employment agreement with the Company, but it expired in February 2021 while Mr. Churay remains employed with the Company. Mr. Bates does not have an active employment agreement. Messrs. Churay and Bates will receive certain severance payments and benefits following a termination of employment under certain circumstances pursuant to the Company’s executive separation policy and the terms of RSU and PSU award agreements. These benefits are described in the section titled “Potential Payments upon Termination or Change in Control”. Mr. Braun had an active employment agreement with the Company prior to his retirement in March 2020.

Mr. Lane’s employment agreement provided for the termination of his employment on December 31, 2021, his planned retirement date (“CEO Retirement Date”). Mr. Youngblood’s employment agreement has an initial term of one year and will be extended on each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Mr. Lane’s agreement set his base salary at $900,000 per year and a target annual bonus opportunity of 100% of the base salary. Mr. Youngblood’s agreement provides for an initial base salary of $500,000 per year, to be reviewed annually, which the Board (or a committee of the Board) may adjust upward at its discretion, and an annual cash incentive opportunity, for each completed fiscal year, to be based upon individual or Company performance criteria that the Board establishes for each fiscal year, with a target annual incentive of 75% of salary. Both of Messrs. Lane’s and Youngblood’s salaries were temporarily reduced bi-weekly by 10% for the second half of 2020 through a furlough until the Company’s furlough ended on December 31, 2020. All other employees, including Messrs. Churay, Bates and Stein, participated in the furlough program.

Mr. Lane is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships until March 14, 2023 and is also subject to perpetual restrictive

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covenants regarding confidentiality, non-disparagement and proprietary rights. Mr. Youngblood is also subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 18 months thereafter (or 24 months thereafter if he is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control Change in Control”) and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Potential Payments upon Termination or Change in Control

Each of Messrs. Lane and Youngblood has an employment agreement with MRC Global. As such, Mr. Lane is entitled to certain payments in connection with his termination, and Mr. Youngblood would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. Upon termination of employment under certain circumstances, each of Messrs. Churay and Bates will receive certain separation benefits. In addition, all of these executives would fully vest in LTI equity awards upon a change in control. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements.

Voluntary Separation

In the event of an executive’s voluntary separation (other than retirement) from employment, all unvested stock options and unvested RSU and PSU awards that the executive holds would be forfeited unless the executive meets the “retirement” provisions of the applicable award agreement as described in the following paragraph.

Subject to the matters discussed in the immediately following paragraph, under terms of the options and RSUs and PSUs granted under the 2011 Omnibus Incentive Plan, as amended (the “2011 Omnibus Incentive Plan”), if a current NEO retires and either:

(a) the current NEO is at least 65 years of age, or

(b) the current NEO’s age plus years of service is equal to at least 80,

the options, RSUs and PSUs will continue to vest and become exercisable as if the current NEO remained employed with the Company; provided that the current NEO remains employed with the Company on or after the first anniversary of the date of grant unless the Company waives this requirement. None of the current NEOs is 65 years of age, and none of the current NEOs age plus years of service is at least 80 or would be at least 80 during the following year. Mr. Stein, however, met these “retirement” provisions when he retired from the Company in December 2020, and the one-year holding period was waived pursuant to his separation agreement. With respect to PSUs, continued vesting after such “retirement” would be prorated for the retiring executive’s time of service during the applicable performance period.

Pursuant to existing or prior employment agreements, if any of Messrs. Lane, Youngblood and Braun remains or remained employed through May 16, 2021, November 18, 2024 and March 1, 2020, respectively (for each, the “Target Date”) and voluntarily leaves or retires from employment on that date or thereafter, or if the Company decides to terminate their employment other than for Cause (as defined), death or Disability (as defined) prior to their respective Target Date, the executive will be deemed to have satisfied any “retirement” requirement for the purposes of any options, RSUs or PSUs that the Company granted to them prior to their departure and are to be considered “retired” when they leave the Company’s employ. After each of them so “retires”, he will continue to vest in any options or RSUs that the Company granted to them and will be eligible to receive shares based on the performance formula set forth under any PSU award that the Company granted them prior to their departure, prorated for the length of their service during any applicable performance period. To receive the retirement benefit of continued vesting upon “retirement”, each of them must meet the Company’s Equity Ownership Guidelines and continue to adhere to the restrictive covenants in each award agreement, including those that require them to refrain from competition with the Company and to refrain from the solicitation of employment of Company employees until the award is fully vested during retirement. Mr. Braun met these guidelines prior to his retirement in March 2020 and will continue to

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vest in these LTI awards per his award agreements. Likewise, Mr. Lane met these guidelines when he was terminated without Cause on March 14, 2021 in connection with the naming of a replacement CEO and will continue to vest in these LTI awards per his award agreements.

If a NEO voluntarily terminated his employment as of December 31, 2020, each of the current NEOs would have been entitled to unpaid obligations as of that date including salary and accrued but unused vacation time as of the termination date, each as set forth in the table below. There would have been no accelerated vesting of equity at that date. Mr. Braun, who is not a current officer of the Company, is continuing to vest in equity awards pursuant to the retirement provisions of those awards.

Name	Accrued Obligations ($)(1)	Total ($)(2)
Kelly Youngblood	—	—
Daniel J. Churay	2,861	2,861
Grant R. Bates	625	625

(1)	These amounts represent accrued but unused vacation time as of December 31, 2020.

(2)

Except for a change in control, the Company’s equity agreements do not provide for accelerated vesting. In certain instances, equity will continue vesting upon “retirement” or pursuant to employment agreements or the Company’s executive separation policy. However, the value of that equity upon future vestings is not possible of reasonable estimation.

Termination Not for Cause and Resignation for Good Reason

Mr. Youngblood’s employment agreement provides that if his employment is terminated other than for “Cause”, death or “Disability” (each term, as defined in the agreement) or if he resigns for “Good Reason” (as defined in the agreement), Mr. Youngblood is entitled to the following severance payments and benefits:

●	All accrued, but unpaid, obligations (including salary, unpaid annual cash incentive for prior periods, expense reimbursement and vacation pay)

●	monthly payments equal to 1/12th of annual base salary at the rate in effect immediately prior to termination and 1/12th target annual cash incentive for 18 months following termination

●	continuation of medical benefits through reimbursement of premiums for 18 months

●	A pro-rata annual cash incentive for the fiscal year in which termination occurs based on actual performance through the end of the fiscal year

●	If Mr. Youngblood is not afforded “retirement” treatment as described above, his RSUs and PSUs will continue to vest for 18 months after his termination of employment.

These payments and the provision of benefits are generally subject to the execution of a release and compliance with restrictive covenants prohibiting competition, solicitation of employees and interference with business relationships during employment and thereafter during the applicable restriction period. These restrictions apply during employment and for 18 months following Mr. Youngblood’s termination. In addition, Mr. Youngblood is subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Each of Mr. Churay and Mr. Bates are participants in the Company’s Executive Separation Policy. In the event of the Company terminating the employment of Mr. Churay or Mr. Bates without Cause (as defined) or if either of them terminates their own employment for Good Reason (as defined), the terminated executive is entitled to the following severance payments and benefits:

●	All accrued, but unpaid, obligations (including salary, annual cash incentive, expense reimbursement and vacation pay)

●

They will each receive monthly payments equal to 1/12th of annual base salary at the rate in effect immediately prior to termination for 18 months, in the case of Mr. Churay, and 12 months, in the case of Mr. Bates, following termination.

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●	They will receive continuation of health, dental and vision benefits through the reimbursement of premiums for 18 months, in the case of Mr. Churay, and 12 months, in the case of Mr. Bates.

●	A pro-rata annual cash incentive for the fiscal year in which termination occurs based on actual performance through the end of the fiscal year

●	Each of their RSUs and PSUs will continue to vest for 18 months, in the case of Mr. Churay, and 12 months, in the case of Mr. Bates, after termination of employment.

These payments and benefits are applicable irrespective of whether the described termination occurs before, after or in connection with a change in control of the Company.

In May 2020, Mr. Stein and the Company came to a mutual agreement regarding Mr. Stein’s retirement after 36 years of service with the Company and entered into a separation agreement and complete release providing certain payments and benefits upon Mr. Stein’s retirement on December 31, 2020. The terms of this agreement included payment of a separation benefit in the amount of $502,500, to be paid in equal installments based on the Company’s regular pay cycle through the 18 months immediately following Mr. Stein’s retirement date, as well as payment of the annual STI cash incentive for fiscal year 2020 based on actual performance through the end of the fiscal year. The agreement also provides continued health, dental and vision care coverage through premium reimbursement on the same basis as while employed, subject to the same medical benefit costs as when he was employed, for up to 40 months. Mr. Stein meets the “retirement” treatment under his RSU and PSU awards and will continue to vest in those awards as described above.

To effect the planned CEO transition earlier than Mr. Lane’s expected December 31, 2021 retirement date, the Company terminated Mr. Lane’s employment early without Cause (as defined in his employment agreement) on March 14, 2021. Pursuant to Mr. Lane’s employment agreement, as amended, he will receive an amount equal to his forgone salary from March 15, 2021 until December 31, 2021 in the amount of $720,000, an annual STI cash incentive for 2021 at the same time as all other executives (based on actual performance and prorated for his 73 days of service during 2021), the payment of all accrued, but unpaid, obligations (including salary, annual cash incentive, expense reimbursement and vacation pay of $76,154) and the continuation of health, dental and vision benefits through reimbursement of premiums until Mr. Lane reaches age 65. Mr. Lane meets the “retirement” treatment under his RSU and PSU awards and will continue to vest in those awards as described above.

The following table sets forth the payments and benefits provided to each NEO upon a separation without cause or leaving for good reason or upon mutual agreement as the foregoing in this section describes as if such a termination occurred on December 31, 2020, except for Mr. Lane, which sets forth the information as the date of his termination of employment (March 14, 2021):

Name	Accrued Obligations ($)(1)	Separation Payments ($)	Pro Rata Incentive ($)	Value of Medical Benefits ($)	Value of Accelerated Equity Vesting ($)(2)	Total ($)
Andrew R. Lane	76,154	720,000	—	41,624	—	837,778
Kelly Youngblood	—	1,312,500	281,250	39,231	—	1,632,981
Daniel J. Churay	2,861	637,500	191,250	20,291	—	851,902
Grant R. Bates	625	325,000	146,250	7,618	—	479,493
Robert Stein	—	502,500	150,750	38,720	—	691,970

(1)	These amounts represent accrued but unused vacation time as of December 31, 2020.

(2)

The Company’s equity agreements do not provide for accelerated vesting. Pursuant to the Company’s separation policy and employment agreements, in certain instances, equity will continue vesting for the executive as if they had retired, if such executive meets the definition for retirement under the applicable award agreement. If the executive does not meet such definition, he will continue vesting for a certain period after termination based on title.

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Termination for Cause

As defined in the 2007 Stock Option Plan, upon a termination for Cause, pursuant to the applicable award agreements, stock options that the current NEOs hold would in each case be forfeited immediately for no consideration. Under the 2011 Omnibus Incentive Plan, upon a termination for Cause (as defined in the 2011 Omnibus Incentive Plan), pursuant to the applicable award agreements, unvested stock options and unvested RSUs and PSUs that the current NEOs hold would be forfeited immediately for no consideration. Each of the current NEOs would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Total ($)(2)
Kelly Youngblood	—	—
Daniel J. Churay	2,861	2,861
Grant R. Bates	625	625

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2020.

Termination Due to Death or Disability

Pursuant to the employment agreements with Messrs. Lane and Youngblood, upon a termination of employment due to death or Disability (as defined in the agreements), they (or their beneficiaries) would be entitled to receive a pro-rata portion of the annual cash incentive for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

Under the 2011 Omnibus Incentive Plan, pursuant to the applicable award agreements, in the event of a termination due to death or Disability (as defined in the 2011 Omnibus Incentive Plan), the vested stock options and stock awards would remain vested and, in the case of options, would be exercisable until the first anniversary of the date of termination. The unvested stock options and stock awards that were granted to the current NEOs would be deemed to be vested with respect to an additional 33% of the shares subject to the award agreement.

With respect to PSUs, the number of the shares awarded will be based on performance at the end of the applicable PSU performance period, prorated based on the number of years the Company employed the participant in the performance period prior to participant’s death or Disability, rounded up to the nearest whole year. Each of the NEOs (or their beneficiaries) would also be paid the value of any accrued but unused vacation time as of the termination date.

Under the 2007 stock option plan, the vested stock options would be exercisable at any time prior to the earliest to occur of the 10-year anniversary of the date of grant or 24 months following the date of termination.

The following table sets forth what each current NEO would receive upon death or disability under current employment arrangements as if the death or disability occurred on December 31, 2020.

Name	Accrued Obligations ($)(1)	Pro Rata Incentive ($)	Value of Accelerated Vesting of Equity ($)(2)	Total ($)
Kelly Youngblood	—	281,250	337,811	619,061
Daniel J. Churay	2,861	191,250	226,077	420,188
Grant R. Bates	625	146,250	124,923	271,798

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2020.

(2)

The amount in this column includes the value of the acceleration of the vesting of an additional 33% of the unvested RSUs. With respect to PSUs, the number of the shares awarded will be based on performance at the end of the applicable PSU performance period, prorated based on the number of years the Company employed the participant in the performance period prior to participant’s death or Disability, rounded up to the nearest whole year. It is not possible to predict actual performance for the 2019-2021 PSUs and 2020-2022 PSUs; however, as of the date of the table above, the performance for the 2018-2020 PSUs is known and included in the table. In all cases, the value of the accelerated vesting is based on the closing price on December 31, 2020 of our common stock of $6.63.

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Change in Control

Under Mr. Youngblood’s employment agreement, if upon a Change in Control, or within 24 months following a Change in Control, his employment is terminated by the Company other than for Cause, death or Disability, or by Mr. Youngblood for Good Reason (each as defined in the agreement), Mr. Youngblood would be entitled to the following:

●	All accrued, but unpaid obligations (including, salary, unpaid annual cash incentive for completed periods, expense reimbursement and vacation pay);

●	Payment of an amount equal to the sum of 24 months of Mr. Youngblood’s base salary and one and two times his target annual cash incentive in effect on the date of termination; and

●	Medical Continuation (as defined in his employment agreement) for Mr. Youngblood for 24 months.

Additionally, pursuant to the 2011 Omnibus Incentive Plan and applicable award agreements, all options and RSUs outstanding on the date of a Change in Control (as defined in the 2011 Omnibus Incentive Plan) would accelerate and vest. For PSUs, the end of each performance pderiod is changed from the third anniversary to the beginning of the performance period to the date that the Change in control has occurred, and the TSR and RANCE measures are then applied to determine the payout under the PSU awards.

Each of Mr. Youngblood’s employment agreement and the 2011 Omnibus Incentive Plan defines a Change in Control as:

(a)

An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent of:

(i)	the then-outstanding shares of common stock of the Company and any other securities into which those shares are changed or for which those shares are exchanged (“Shares”); or

(ii)

the combined voting power of the Company’s then-outstanding Voting Securities; provided, that in determining whether a Change in Control has occurred, the acquisition of Shares or Voting Securities in a Non-Control Acquisition (defined below) shall not constitute a Change in Control;

(b)

The consummation of a merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction” (defined below);

(c)	A complete liquidation or dissolution of the Company; or

(d)

The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity (defined below) or (y) the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of shares or voting securities by the Company which, by reducing the number of shares or voting securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company and, after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares or voting securities and such beneficial ownership increases the percentage of the then outstanding shares or voting securities beneficially owned by the Subject Person, then a Change in Control will occur.

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A “Non-Control Acquisition” means an acquisition by:

(a)	an employee benefit plan (or a trust forming a part thereof) maintained by:

(i)	the Company; or
(ii)

any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”),

(b) the Company or any Related Entity, or

(c) any Person in connection with a Non-Control Transaction (defined below).

A “Non-Control Transaction” means a Merger in which:

(a)

the shareholders of the Company immediately before the Merger own directly or indirectly immediately following the Merger at least a majority of the combined voting power of the outstanding voting securities of:

(i)

the corporation resulting from the Merger (the “Surviving Corporation”), if there is no Person that Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation (a “Parent Corporation”), or

(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(b)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of:

(i)	the Surviving Corporation, if there is no Parent Corporation, or
(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(c)	no Person other than:

(i)	the Company or another corporation that is a party to the agreement of Merger,
(ii)	any Related Entity,
(iii)	any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or
(iv)

any Person who, immediately prior to the Merger had Beneficial Ownership of 50% or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of:

(x)	the Surviving Corporation, if there is no Parent Corporation, or
(y)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

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The following table sets forth what each current NEO would receive upon a Change in Control under current employment arrangements as if the Change in Control occurred on December 31, 2020. The table presents the termination payments that Mr. Youngblood would receive under his employment agreement as if his employment were terminated upon the Change in Control. Messrs. Churay and Bates would not receive an additional cash payment specific to a Change in Control under existing awards or policies.

Name	Accrued Obligations ($)(1)	Lump Sum Payment ($)	Value of Medical Benefits ($)	Value of Accelerated Vesting of Equity ($)(2)	Total ($)
Kelly Youngblood	—	1,750,000	52,308	769,624	2,571,932
Daniel J. Churay	2,861	—	—	396,394	399,255

Grant R. Bates	625	—	—	252,404	253,029

(1)	These amounts represent accrued but unused vacation time as of December 31, 2020.

(2)

Equity accelerates upon a Change in Control even if the NEO is not terminated from employment. Therefore, the amounts in this column would have been payable upon a Change in Control on December 31, 2020 even if the amounts in the other columns were not payable because the NEO had not yet terminated employment. The amounts in this column include the value of the acceleration of the unvested RSUs and unvested PSUs. For PSUs, the end of the performance period is changed from the third anniversary of the beginning of the period to the date that the Change in Control has occurred. The TSR and RANCE measures are then applied to the shortened period to determine accelerated vesting amounts and payouts. For the purposes of the table, a December 31, 2020 Change in Control date was applied. As the 2018 – 2020 PSU performance is known as of December 31, 2020, the actual performance was used. For the 2019 – 2021 and the 2020 – 2022 PSU grants, the table above reflects results as of the shortened performance period, which results could vary significantly from actual results for the full three-year performance period. In all cases, the value of the accelerated vesting is based on the closing price on December 31, 2020 of our common stock of $6.63. These amounts represent accrued but unused vacation time as of December 31, 2020.

Certain Relationships and Related Transactions

This section describes material related party transactions between us and our directors, executive officers and 5% stockholders and their immediate family members that occurred in 2020.

Mario Investments LLC

See “Preferred Stock Issuance” for a discussion of our relationship with Mario Investments LLC, our preferred stockholder with which our director, Henry Cornell, is affiliated.

H.B Wehrle III and Craig Ketchum ceased to be Board members as of May 7, 2020. Therefore, since May 8, 2020, there have been no director related party transactions other than as described in Mario Investments LLC above. However, we present certain transactions that the Company had with Hansford Associates Limited Partnership, affiliated with Mr. Wehrle, and Prideco LLC, affiliated with Mr. Ketchum below.

Transactions with Hansford Associates Limited Partnership

MRC Global (US) Inc., our principal U.S. operating subsidiary, leases certain land and buildings at various locations from Hansford Associates Limited Partnership (“Hansford Associates”), a limited partnership in which Mr. Wehrle, and certain of his immediate family members are limited partners. Mr. Wehrle owns approximately 5% of Hansford Associates. MRC Global (US) Inc. paid Hansford Associates a rental amount of approximately $1 million in 2020. We believe that the rental amounts under MRC Global (US) Inc.’s leases with Hansford Associates are generally comparable to market rates negotiable among unrelated parties.

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Transactions with Prideco LLC

MRC Global (US) Inc. leases certain land and buildings at various locations from Prideco LLC (“Prideco”), a limited liability corporation in which Mr. Ketchum and certain of his immediate family are members. MRC Global (US) Inc. paid Prideco an aggregate rental amount of approximately $275,000 in 2020. We believe that the rental amounts under the MRC Global (US) Inc.’s leases with Prideco are generally comparable to market rates negotiable among unrelated parties.

Related Employment

Mr. Stein’s wife was employed until December 31, 2020 in the Customer Integrations Department of the Company and had no direct reporting relationship to Mr. Stein. Her total compensation for 2020 was approximately $142,000.

Related Party Transaction Policy

We have in place a formal written Related Party Transaction Policy for the review, approval, ratification and disclosure of related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar or related transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The Audit Committee of the Board must review, and may approve and ratify a related party transaction that is subject to the Related Party Transaction Policy, if the transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, that the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines that the transaction is not in our best interests. Our Audit Committee does not need to approve or ratify any related party transaction or modification of the transaction that the Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction. In addition, our Compensation Committee, rather than our Audit Committee, must approve related party transactions involving compensation of our directors and executive officers.

Our credit facilities also contain covenants which, subject to certain exceptions, require us to conduct all transactions with any of our affiliates on terms that are substantially as favorable to us as we would obtain in a comparable arm’s-length transaction with a person that is not an affiliate.

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REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee is composed entirely of non-management, independent directors. Our Board has determined that all of the members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In addition, the Board of Directors has determined that Mss. Duganier and Adams and Mr. Anthony all meet the definition of “audit committee financial expert” as defined by the rules and regulations of the SEC. In 2020, the Audit Committee held eight meetings.

The Audit Committee has adopted, and annually reviews and assesses the adequacy of a charter outlining the practices it follows. The charter, which complies with all current regulatory requirements, can be viewed on the Company’s website, www.mrcglobal.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Committee Charters – Audit Committee.”

During the first two quarters of 2020, the Audit Committee and the Company assessed the benefits of outsourcing the Company’s internal audit function and selected KPMG LLP (the “IA Firm”) to provide these services. The Audit Committee considered several candidate firms that provide outsourced internal audit services, requested a proposal from a few and ultimately selected KPMG. Among other factors, the Audit Committee considered each candidate firm’s use of technology to improve auditing, the candidate firm’s ability to improve audit quality with access to various expertise within the auditing firm, the scalability of the candidate firm’s internal audit services to the Company’s evolving needs and any potential efficiencies and cost savings. Based upon its review, the Company then engaged KPMG to perform its internal audit function and our vice president of internal audit retired from the Company.

At each of its regularly scheduled meetings during 2020, the Audit Committee met with the senior members of the Company’s financial management team. The Audit Committee reviewed with senior members of the Company’s financial management team, the independent auditors, the vice president of internal audit (until his retirement) and the IA Firm (after its selection), the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Additionally, the Audit Committee had, or provided the opportunity to have, separate private sessions without members of management present, during each of its regularly scheduled quarterly meetings, with the Company’s independent auditors, the vice president of internal (until his retirement) and the IA Firm (after its selection) at which candid discussions regarding financial management, legal, accounting, auditing, and internal control matters took place. The Audit Committee also discussed the effectiveness of the Company’s compliance program and received status reports, including a review of hotline results, on compliance issues. Members of the Audit Committee also met in executive session during each of its regularly scheduled quarterly meetings. Finally, the Audit Committee Chair met periodically with members of management, the Company’s independent auditors and representatives of the IA Firm to review Audit Committee meeting agendas and discuss accounting and reporting matters.

The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with the independent auditors their evaluation of the Company’s system of internal controls over financial reporting.

The Audit Committee reviewed with senior members of management, including the vice president of internal audit until his retirement (and then representatives of the IA Firm) and the general counsel, and the independent auditors, significant risks and exposures that management identified, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs.

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During 2020, the Audit Committee also discussed with the Company’s independent auditors the auditing standard report requiring external auditors to include a discussion of critical audit matters (“CAMs”) in their audit report. During those discussions, the independent auditors indicated their determination that the Company’s goodwill and Indefinite-lived Intangible Asset Impairment Assessment would likely be a CAMs matter for the Corporation based on the results of the 2020 audit and expectations for matters to be addressed during the remainder of the audit.

The Audit Committee formally evaluates the performance of the Company’s independent auditors, including the senior audit engagement team members, each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services the auditors provided, the auditors’ global capabilities, the auditors’ technical expertise, tenure as the Company’s independent auditors, knowledge of the Company’s global operations and industry and reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also reviews the process that the external auditing firm uses to monitor its independence. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP (“E&Y”) as our independent auditors for the year ended December 31, 2021. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the stockholders, at their Annual Meeting, to ratify the appointment of the independent auditors (see Proposal III).

The Audit Committee is directly responsible for appointing, compensating, retaining and overseeing the work of MRC Global’s independent registered public accounting firm, including reviewing and evaluating the performance of the lead audit partner responsible for the Company’s audit. E&Y has served as the Company’s independent registered public accounting firm continuously since 2007.

Management has reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications that the chief executive officer and the chief financial officer prepared that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the independent auditors their general preference for appropriate policies when a range of accounting options is available.

In its meetings with representatives of the independent auditors, the Audit Committee discussed those matters required to be discussed by the applicable requirements of the rules of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees (AS1301). The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit Committee concerning independence and has discussed with the independent auditors their independence. The Audit Committee considered with the independent auditors whether the provision of non-audit services they provided to the Company during 2020 was compatible with their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee also relies upon the IA Firm in performing the internal audit function of testing internal controls over financial reporting.

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In reliance on these reviews and discussions, and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

Barbara J. Duganier, Chair

Deborah G. Adams

Leonard M. Anthony

Dr. Cornelis A. Linse

Principal Accounting Fees and Services

The following table presents by category of service the total fees for services rendered by E&Y during the fiscal years ended December 31, 2020 and 2019.

	Year Ended December 31 (Dollars in thousands)
	2020	2019
Audit Fees (1)	$2,237	$2,388
Audit Related Fees (2)	48	28
Tax Compliance Fees	104	89
Tax Advisory Fees (3)	297	503
All Other Fees (4)	8	65

	$2,694	$3,073

(1)

Includes fees and expenses related to the audit of the Company’s annual consolidated financial statements, internal controls over financial reporting, statutory audit services required internationally and reviews of the Company’s quarterly financial statements.

(2)	Includes fees for the audit of the Company’s retirement plan.

(3)	Includes fees for planning and advice with respect to various domestic and foreign corporate tax matters.

(4)	Miscellaneous out-of-pocket expenditures in connection with services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of Ernst & Young LLP (E&Y), our independent registered public accounting firm, based upon the quality and efficiency of services provided by E&Y, their global capabilities, and their knowledge of and expertise concerning our operations. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of E&Y. On a periodic basis, the actual spending for these projects and services compared to the approved amounts is reported to the Audit Committee. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to the chairman of the Audit Committee; provided that any pre-approvals are reported to the Audit Committee at a subsequent Audit Committee meeting. In 2019 and 2020, the Audit Committee approved all of E&Y’s services.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.mrcglobal.com.

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PROPOSAL III: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting our independent, registered public accounting firm. At a meeting held on February 8, 2021, the Audit Committee appointed Ernst & Young LLP (E&Y) as the independent auditors to audit our financial statements for calendar year 2021. A representative of E&Y will attend the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so. Stockholder approval of the appointment of E&Y is not required, but the Audit Committee and the Board are submitting the selection of E&Y for ratification to obtain our stockholders’ views. If a majority of the stockholders do not ratify the appointment of E&Y, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

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ENVIRONMENTAL AND SOCIAL RESPONSIBILITY

Our environmental and social responsibility focus is an integral part of our business and helps us identify goals as we pursue business opportunities and manage our Company’s risk. Our focus, which is illustrated below by our company’s core values, enables us to better serve our customers, communities, stakeholders and employees and deliver long-term value through sustainable results.

Safety Leadership	Customer Satisfaction
Our number one focus is the safety of our employees, customers and those with whom we interact. Safety is both a core value and strategy, and safety leadership is part of our culture.	Our customers are at the center of everything we do, helping us to shape our strategic priorities.
Business Ethics	Operational Excellence
As a global leader, we always strive to operate with integrity and responsibility in all aspects of our operations.	Our operational excellence strategy helps us to continually find better and more efficient ways to conduct business and provide the best services at an affordable cost for our customers.
Employee Development	Financial Performance

We seek to maintain an environment that is open and diverse, provides equal opportunity and is inclusive and where our people feel valued, included and accountable. We want each person to be developed to his or her fullest potential.

We know that by being true to our values, we will continue to achieve our goals, positively impact our industry and the communities where we live and work and deliver long-term value to our stockholders.

Community and Charity Development	Teamwork
We support our communities through the MRC Global Foundation, MRC Global Cares initiatives and our ESG Committee, detailed below.	MRC Global recognizes that our people are our greatest strength. We are a global team dedicated to our customers, our communities and each other.

Our core values drive environmental, social responsibility and governance (“ESG”) actions for all of our stakeholders and include those below:

Safety Performance

●

2020: Notwithstanding the COVID-19 pandemic, the Company’s results for its safety measures, TRIR and LWDR, were the best recorded results in the Company’s history with TRIR performance with a 61% improvement beyond target and LWDR performance at 59% improvement beyond target.

●	2020: Year to date top Quartile Safety Performance in a National Association Wholesalers-Distributors Survey (compared to last results in 2019 survey)

Compensation of our NEOs and other members of our executive management team is based in part on the Company attaining certain safety performance goals.

Sustainable Environment

●

As the world, including many of the Company’s major oil and gas customers, transitions from fossil fuels to fuels with lower carbon emissions, the Company is continuously reviewing its product and customer mix to enable to the Company to make this transition in its business model.

●	Generated 94% (over $739 million) of valve sales from inventory in 2020 from “Low-E” valves which prevent fugitive emissions of methane and other greenhouse gases.

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●	Scope 1 emissions were reduced by approximately 20% from 2013 to 2019.

●	Produced less waste and increased U.S. recycling diversion by 3% in 2020 (12%) from 2019 (9%)

Supplier Quality Process (Processes, Policies & Audits)

●	Increase ethical behavior in our supply chain

●	Avoid improper labor practices

●	Encourage sustainability

Human Capital Management

●	Implemented a new human capital management system in 2020 that is global in nature to assist the Company in managing our employee initiatives and development

●	We pay our hourly employees at least $15 per hour beginning in their first year of employment and in other countries we pay prevailing wages for our industry

Diversity and Inclusion

●	33% of Board of Directors from diversity groups

●	Women make up 45% of global corporate employees.

The Company understands the importance of proper management of ESG factors and how critical meeting the high ESG standards are for MRC Global’s operations. Proper management of ESG matters is of long-term significance to our stockholders, employees and communities. Our Board understands and appreciates that conscientious management of ESG factors leads to better returns for our stockholders. Therefore, the Board has tasked its Governance Committee with assisting the full Board in its oversight of the Company’s efforts on ESG matters and reporting to the entire Board on a quarterly basis.

The Company’s management has formed an ESG Management Committee. Our ESG Management Committee is spearheaded by our EVP – Corporate Affairs and is comprised of executives representing various functions within our company including operations, quality, safety, corporate services, marketing, human resources, investor relations and valve supply chain management leaders. We believe that proper management of environmental, social and governance (ESG) factors ultimately leads to greater returns and contributes to more engaged employees, resulting in a more effective organization. The ESG Management Committee identifies and discusses ESG issues material to MRC Global’s business, including our human capital management practices and product offerings. The EVP – Corporate Affairs reports quarterly to our Board of Directors through the Governance Committee and oversees disclosure to investors and stakeholders through our annual ESG Report, filings with the SEC and on our Company’s website. The Governance Committee of the Board is comprised of non-executive directors providing oversight of governance, enterprise risk management and ESG matters. Members of the Governance Committee assist the full Board in its oversight of the Company’s efforts on ESG matters and report to the Board on a quarterly basis.

Please see our 2020 Environmental, Social Responsibility & Governance Report on our website at https://www.mrcglobal.com, by clicking on “Company,” then “Corporate Social Responsibility.”

As we celebrate our 100th year of doing business as a company, MRC Global continues its dedication to long-term sustainability and service.

MRC Global Foundation

MRC Global supports education, health and human services, the arts and humanities and civic projects through the MRC Global “Foundation” and MRC Global Cares initiatives. The Foundation was organized as part of our commitment to our core value of community and charity development. Its purpose is making donations in our communities for charitable causes, including education, health and human services, arts and humanities and civic projects. Neither the Foundation nor the Company makes political contributions.

86	2021 Proxy Statement

MRC Global Cares

Uplifting the communities where we live and work is central to our culture. In 2020, global operations locations (20 in total) each committed to supporting a local charitable organization. Teams chose a variety of causes to support including sponsoring families’ holiday celebrations, providing care packages for military personnel and helping stock local food pantries.

87	2021 Proxy Statement

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that MRC Global makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that MRC Global specifically incorporates this information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Board has not received valid notice of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that proxies be returned promptly to ensure that your shares are represented at the Annual Meeting. Stockholders are urged to submit your proxy or voting instructions as soon as possible electronically over the internet, by telephone or, if you received a printed copy of the proxy materials, by completing, dating, signing and returning the enclosed proxy card or voting instruction form.

ACCESS TO REPORTS AND OTHER INFORMATION

We file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.mrcglobal.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics for Senior Officers, Board committee charters, and the MRC Global Code of Ethics are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above (i) upon written request to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, or (ii) by email request to our Corporate Secretary at gc@mrcglobal.com, or (iii) by calling toll free at 877-294-7574.

Houston, Texas

March 24, 2021

88	2021 Proxy Statement

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies must be received by 11:59 p.m. Houston, TX Time, on May 5, 2020
Vote by internet
• Go to www.investorvote.com/MRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Management Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below and “FOR” Proposals II and III. Your Board of Directors recommends you vote “1 Year” for Proposal IV.

I.	Election of Directors:	01) Rhys J. Best 02) Deborah G. Adams 03) Leonard M. Anthony	04) Barbara J. Duganier 05) Cornelis A. Linse 06) Robert J. Saltiel, Jr.	07) Robert L. Wood	For All ☐	Withhold All ☐	For All Except ☐

II.	Approve a non-binding advisory resolution approving the Company’s named executive officer compensation.				For ☐	Against ☐	Abstain ☐

III.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2021.				For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

    Change of Address – Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

    The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney,

    executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2021 Proxy Statement

MRC GLOBAL INC.

Virtual Annual Meeting of Stockholders

via the Internet at www.meetingcenter.io/273109999

May 6, 2021

10:00 a.m. Houston, Texas time

The password for this meeting is MRC2021.

Important notice regarding the internet availability of

proxy materials for the Annual Meeting of Stockholders.

The 2021 Proxy Statement and Annual Report are available at:

www.edocumentview.com/MRC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – MRC GLOBAL INC.

Proxy Solicited on Behalf of the Board of Directors of MRC Global Inc. for the Virtual Annual Meeting of Stockholders on May 6, 2021.

The stockholder of MRC Global Inc. (“MRC Global”) referenced on the reverse side hereof hereby appoints KELLY YOUNGBLOOD and DANIEL J. CHURAY, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of MRC GLOBAL’s Stock the stockholder referenced on the reverse side hereof is entitled to vote at the Annual Meeting of Stockholders of MRC Global Inc. to be held on the 6th day of May, 2021, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS.

If you vote by telephone or the internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING

2021 Proxy Statement